UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
VIRIDIAN THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

221 Crescent Street, Suite 103A, Waltham, Massachusetts 02453

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2026

To the Stockholders of Viridian:

Viridian Therapeutics, Inc. (the “Company”) will hold its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 2, 2026, at 2:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/VRDN2026. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the two Class II director nominees named in the Proxy Statement to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

(4)	To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation of the Company’s named executive officers; and

(5)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 7, 2026, as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement.

By Order of the Board of Directors,

/s/ Stephen Mahoney
Stephen Mahoney
President and Chief Executive Officer

Waltham, Massachusetts

April 17, 2026

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to Be Held on June 2, 2026. The Proxy Statement and Annual Report for the year ended December 31, 2025 are available at www.proxyvote.com.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements”, which are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement are forward-looking statements, including statements about the Company’s Board of Directors, corporate governance practices, executive compensation program, and equity compensation utilization. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties, and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and other subsequent documents we file with the SEC. The forward-looking statements in the Proxy Statement speak only as of the date of the Proxy Statement and the Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Viridian Therapeutics and any logos used are the trademarks of Viridian Therapeutics, Inc. Other names and brands used herein are the property of their respective owners.

221 Crescent Street, Suite 103A, Waltham, Massachusetts 02453

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Viridian Therapeutics, Inc. (“we,” “us,” “our,” “Viridian” or the “Company”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 2, 2026 at 2:00 p.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 17, 2026.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials, and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials, and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications, and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only common stockholders of record at the close of business on April 7, 2026 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 103,071,889 shares of our common stock were issued and outstanding. Shares of preferred stock are not entitled to vote at the Annual Meeting. Unless otherwise specified, references in this Proxy Statement to “shares” are references to shares of our common stock.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary, or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/VRDN2026, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 2:00 p.m. Eastern Time on June 2, 2026. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting on the meeting website.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of the two Class II director nominees to serve until the 2029 Annual Meeting of Stockholders (“Proposal 1”);

(2)	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal 2”);

(3)	Advisory approval of the compensation of the Company’s named executive officers (“Proposal 3”); and

(4)	Advisory vote on the frequency of holding an advisory vote on the compensation of the Company’s named executive officers (“Proposal 4”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each of the director nominees in Proposal 1 and “FOR” Proposals 2 and 3. The Board recommends that you vote your shares for the “ONE YEAR” option in Proposal 4.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Internet Availability Notice or Proxy Card?

If you receive more than one internet Availability Notice or proxy card, your shares may be registered in more than one name or held in different accounts. Please vote in the manner described below under “How Do I Vote?” for each account to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 800-690-6903).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary, or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary, or custodian how to vote your shares, your broker, fiduciary, or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary, or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers may choose not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary, or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary, or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary, or custodian how to vote your shares, your broker, fiduciary, or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary, or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the internet;

(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary, Jennifer Tousignant, at the address set forth on the first page of this Proxy Statement; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary, or custodian with respect to changing your vote.

What is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary, or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the meeting chair or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by the Inspector of Election, a representative of Broadridge Financial Solutions, appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. You may vote either “FOR” the nominee or “WITHHOLD” your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratification of Independent Registered Public Accounting Firm Selection

The affirmative vote of the majority of the votes cast on the matter is required for the ratification of the selection of KPMG LLP as our independent auditor. Abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal. Brokerage firms have the authority to vote customers’ unvoted shared held by the firms in street name on this proposal. We do not expect any broker non-votes in connection with this proposal.

Proposal 3: Advisory Approval of Executive Compensation

The affirmative vote of the majority of the votes cast on the matter is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the outcome of this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Advisory Approval of the Frequency of Votes on Executive Compensation

No vote is required for approval of the frequency of future “say-on-pay” votes, as this is an advisory vote. Abstentions will have no effect on the outcome of this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Our board of directors and the compensation committee value the opinions of our stockholders and will consider the results of this vote in making decisions relating to the frequency of future “say-on-pay” votes.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing, and mailing of the proxy materials. We may also reimburse brokers, fiduciaries, or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.” Our employees, officers, and directors may solicit proxies in person or via telephone or the internet. We will not pay additional compensation for any of these services.

How Can I Find Out the Voting Results?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class II directors, who are up for election at this meeting for a term expiring at the 2029 Annual Meeting of Stockholders, three Class I directors, whose term expires at the 2028 Annual Meeting of Stockholders, and two Class III directors, whose term expires at the 2027 Annual Meeting of Stockholders.

The following is a brief biography of each director nominee and continuing director and a discussion of the specific experiences, qualifications, attributes, or skills of each director nominee and continuing director that led the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) to recommend that person as a director of our Board.

Our Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, and high-level management experience necessary to oversee and direct our business. To that end, our Nominating Committee has identified and evaluated the nominees in the broader context of the overall composition of our Board with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that our Nominating Committee views as critical to the effective functioning of our Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experiences, qualifications, attributes, or skills of the nominees that led our Nominating Committee to believe that the nominees should continue to serve on our Board. However, each of the members of our Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

The following table lists the names and ages of each director nominee and continuing director of the Board:

Name	Class	Age (as of April 17, 2026)	Position
Stephen Mahoney	Class III	55	President, Chief Executive Officer and Director
Jeff Ajer (2)(4)	Class I	63	Independent Director
Chris Cain, Ph.D. (1)(3)	Class I	42	Independent Director
Sarah Gheuens, M.D., Ph.D. (1)	Class I	47	Independent Director
Tomas Kiselak (1)(3)(5)	Class II	39	Independent Chairman of the Board
Jennifer K. Moses (2)(4)(5)	Class II	51	Independent Director
Arlene M. Morris (2)(3)(4)	Class III	74	Independent Director

(1)	Member of the Science and Technology Committee (the “Science Committee”)
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Compensation Committee
(5)	In March 2026, our Board appointed Tomas Kiselak to the Compensation Committee, to replace Jennifer Moses, effective as of June 2, 2026.

Class II Director Nominees

Tomas Kiselak. Mr. Kiselak has served as Chairman since June 2021 and a member of our Board since October 2020. Mr. Kiselak is a Founding Partner at Fairmount Funds Management LLC, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Kiselak was a managing director at RA Capital Management, LLC. He also serves as a director of Apogee Therapeutics, Inc., Jade Biosciences, Inc., Spyre Therapeutics, Inc., and Zenas BioPharma, Inc., as well as several private companies. Until March 2025, Mr. Kiselak served as a director of Dianthus Therapeutics, Inc. He received a bachelor’s degree in Neuroscience and Economics from Amherst College.

We believe Mr. Kiselak is qualified to serve on our Board because of his experience advising biotechnology companies and as a manager of funds specializing in the area of life sciences.

Jennifer K. Moses. Ms. Moses has served as a member of our Board since July 2021. Ms. Moses is currently the Chief Financial Officer of Investors Management Corporation (“IMC”). Prior to joining IMC, Ms. Moses served as Chief Financial Officer of G1 Therapeutics, Inc., a commercial-stage oncology company. Previously, Ms. Moses was a partner at Rankin McKenzie, LLC, where she served as acting chief financial officer and controller for venture-backed companies. Before joining Rankin McKenzie, Ms. Moses held roles of increasing responsibility at Deloitte, including providing tax services to clients and later focusing on strategic planning and internal communications in the Office of the CEO of Deloitte Tax. Ms. Moses also serves as a director on the boards of various private companies. Ms. Moses received her B.S. in Accounting from The Pennsylvania State University and is a certified public accountant in the State of North Carolina.

We believe Ms. Moses is qualified to serve on our Board because of her financial expertise and experience within the biopharmaceutical industry.

Class I Directors Continuing in Office

Jeff Ajer. Mr. Ajer has served as a member of our Board since April 2025. Mr. Ajer has more than 25 years of experience driving commercialization for rare diseases and specialty medicines, including leading commercial planning for late-stage pipeline programs, product marketing, reimbursement, and sales operations. He currently serves as the Chief Commercial Officer of Mendra, a venture-backed company focused on rare diseases. He previously served as the Executive Vice President and Chief Commercial Officer at BioMarin Pharmaceutical, Inc., where he joined in 2005 as one of the first sales and marketing employees and subsequently held roles of increasing responsibility that helped to establish BioMarin’s commercial infrastructure and global footprint. Mr. Ajer had direct responsibility for the launch of 5 brands during his time as Chief Commercial Officer of BioMarin. Prior to BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation and held positions in sales, marketing, and operations at SangStat Medical Corporation and ICN Pharmaceuticals. He also serves on the board of Nektar Therapeutics, a public biotech company. He received his B.S. degree in Chemistry and M.B.A. from the University of California, Irvine.

We believe Mr. Ajer is qualified to serve on our Board because of his more than 25 years of biotechnology industry experience, including extensive commercial experience, and his experience serving as a director of biotechnology companies.

Chris Cain, Ph.D. Dr. Cain has served as a member of our Board since March 2025. Dr. Cain is the Director of Research at Fairmount Funds Management LLC, a healthcare investment firm. Prior to joining Fairmount, Dr. Cain served in various positions at the healthcare funds Samsara BioCapital, Apple Tree Partners, and RA Capital Management, where he invested in both public and emerging private biotechnology companies. Previously, Dr. Cain was a writer and editor at BioCentury Publications. He also serves as a director of Cogent Biosciences, Inc., Jade Biosciences, Inc., and Damora Therapeutics, Inc. He received a B.A. from the University of California, Santa Barbara and a Ph.D. in Biochemistry and Molecular Biology from the University of California, San Francisco.

We believe Dr. Cain is qualified to serve on our Board because of his experience serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.

Sarah Gheuens, M.D., Ph.D. Dr. Gheuens has served as a member of our Board since September 2023. Dr. Gheuens has served as Chief Medical Officer of Agios Pharmaceuticals, Inc., a pharmaceutical company since 2021 and as Agios’s Head of Research and Development since 2022. Prior to joining Agios, Dr. Gheuens worked at Biogen, where she held roles of increasing responsibility in safety, medical affairs and clinical development. Her work was critical for the approval of SPINRAZA®. Before joining Biogen, Dr. Gheuens worked at Beth Israel Deaconess Medical Center (“BIDMC”), taking care of patients with HIV and neurological complications and doing research on progressive multifocal leukoencephalopathy. Dr. Gheuens received her medical degree from the Free University of Brussels, Belgium, and completed her neurology residency at the University Hospital of the Free University of Brussels, Belgium, followed by an HIV/neurology fellowship at BIDMC. She also holds a Ph.D. in Medical Sciences from the University of Antwerp, Belgium, and a Master’s in Medical Sciences from Harvard Medical School.

We believe Dr. Gheuens is qualified to serve on our Board because of her extensive experience within the biopharmaceutical industry, including in the research and development of drugs, and as a physician.

Class III Directors Continuing in Office

Stephen Mahoney. Mr. Mahoney has served as our President and Chief Executive Officer and a member of our Board since October 2023. Mr. Mahoney has more than two decades of experience in a variety of operational, financial, commercial, legal and transactional roles in companies of different sizes and stages. He has been successful scaling organizations from founding team through commercial stage. Prior to joining Viridian, Mr. Mahoney was the Chief Financial and Operating Officer of Magenta Therapeutics, Inc., where he drove operational excellence and disciplined capital allocation to high priority programs. Previously, Mr. Mahoney was part of the founding team of Kiniksa Pharmaceuticals, where he served as President and Chief Operating Officer. Prior to Kiniksa, he was Chief Commercial Officer of Synageva Biopharma, a company focused on ultrarare diseases, where he held roles of increasing responsibility in operations, commercial launch preparation, legal and corporate development. Mr. Mahoney was also a commercial attorney with Genzyme Corporation for approximately ten years. Prior to Genzyme, Mr. Mahoney was a corporate attorney with the law firm Mintz Levin. Mr. Mahoney received his M.B.A. from Boston College’s Carroll School of Management, a J.D. from Boston College Law School, and a B.A. from Colorado College. He serves on the board of directors of Vesselon, Inc., a private company.

We believe that Mr. Mahoney is qualified to serve on our Board because of his unique perspective given his role as our Chief Executive Officer, his more than 20 years of global biotechnology sector industry experience, and his executive leadership roles at numerous biopharmaceutical companies.

Arlene M. Morris. Ms. Morris has served as a member of our Board since January 2018. Ms. Morris currently serves as Chief Executive Officer at Willow Advisors, LLC, a consultancy advising biotech companies on financing, strategy and business development. Previously, she served as the President, Chief Executive Officer and a member of the board of directors of Syndax Pharmaceuticals, Inc, a privately held biotechnology company, and Affymax, Inc., a publicly traded biotechnology company. Ms. Morris has also held executive positions at Clearview Projects, Inc., Coulter Pharmaceutical, Inc., Scios Inc., Johnson & Johnson and board of director roles at Biodel Inc., Dimension Therapeutics, Inc. and Viveve, Inc. Ms. Morris also serves as a director of Palatin Technologies, Inc., Edgewise Therapeutics, Inc., and Cogent Biosciences, Inc., as well as the Charleston Animal Society. Ms Morris received a B.A. in Biology and Chemistry from Carlow University.

We believe Ms. Morris is qualified to serve on our Board because of her relevant industry experience and breadth of expertise from past and continued service on the boards of directors of publicly-traded biotechnology companies, which enable her to contribute important strategic insight to the Board.

Executive Officers

The following table sets forth certain biographical and other information regarding our executive officers. We have employment agreements with all of our executive officers, and all of our executive officers are at-will employees. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 17, 2026)	Position(s)
Stephen Mahoney (1)	55	President, Chief Executive Officer, and Director
Thomas Beetham	56	Chief Operating Officer
Radhika Tripuraneni, M.D.	46	Chief Medical Officer

Name	Age (as of April 17, 2026)	Position(s)
Seth Harmon	46	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jennifer Tousignant	54	Chief Legal Officer

(1)	For Mr. Mahoney’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

Thomas Beetham. Mr. Beetham has served as our Chief Operating Officer since October 2023. Mr. Beetham has more than 25 years of experience in operations, business development, strategy and legal in the biopharmaceutical industry. Mr. Beetham joined Viridian after serving as Chief Legal Officer of Magenta Therapeutics, Inc. from June 2021 to September 2023. Prior to Magenta, Mr. Beetham was part of the founding team of Kiniksa Pharmaceuticals where he served as Executive Vice President, Corporate Development and Operations, and Chief Legal Officer from July 2015 to June 2021, and had reporting responsibility for multiple functions, including strategy, business development, technical operations, medical affairs, value and access, legal, compliance, quality and human resources. Prior to Kiniksa, Mr. Beetham served as Senior Vice President, Chief Legal Officer and Corporate Development of Synageva BioPharma Corp. Prior to Synageva, Mr. Beetham was General Legal Counsel for New England Biolabs, Inc., and earlier, was the lead corporate attorney for Genzyme Corporation’s Oncology and Multiple Sclerosis business units. Mr. Beetham received his M.B.A. from Boston College’s Carroll School of Management, a J.D. from Boston College Law School, and a B.A. from the University of Rochester.

Radhika Tripuraneni, M.D. Dr. Radhika Tripuraneni joined Viridian in 2024 as a consultant and was appointed Chief Medical Officer in March 2025. Dr. Tripuraneni has over 25 years of experience in drug development across various functions of clinical science, medical affairs and business development. From September 2022 to March 2025, Dr. Tripuraneni worked as independent consultant with various venture capital firms, investment funds and biotech companies to develop strategic clinical development plans and support investment diligence. Dr. Tripuraneni previously served as Prothena’s Chief Development Officer from April 2018 to September 2022 supporting the development of assets from pre-IND to Phase 3 and oversaw clinical development, biometrics, clinical operations and medical affairs. Prior to joining Prothena, Dr. Tripuraneni was Vice President, Medical Affairs and Chief of Staff to the Chief Medical Officer of MyoKardia Inc. Earlier in her career, Dr. Tripuraneni held various medical and business development positions of increasing responsibility at Alexion Pharmaceuticals, Synageva BioPharma, Gilead Sciences, Inc, and Genzyme Corp. Additionally, Dr. Tripuraneni was Chief Medical Officer at Summer Street Research Partners, a healthcare equity research firm. She is also on the board of Terns Pharmaceuticals as an independent director. Dr. Tripuraneni earned her bachelor’s degrees in business administration and liberal arts as well as her M.D. from the University of Missouri, and her Master’s in Public Health from Harvard University. She did her clinical training in general surgery at Harvard – Beth Israel Deaconess Medical Center.

Seth Harmon. Mr. Harmon has served as our Chief Financial Officer since January 2025. Mr. Harmon previously served as our Senior Vice President of Finance and Accounting from May 2023 to January 2025. Mr. Harmon has served as our principal financial and accounting officer since September 2023. Mr. Harmon brings 20 years of strategic finance, accounting, and operations experience to his position. Prior to joining Viridian, Mr. Harmon served as the Chief Financial Officer of BioNTech US from May 2020 to May 2023, where he oversaw the general and administrative functions for BioNTech SE’s U.S. subsidiary and served as a member of the BioNTech U.S. management team supporting the growth of the organization from 56 to over 500 employees. Earlier in his career he served as Vice President of Finance at Neon Therapeutics where he contributed to the company’s successful $100 million initial public offering and subsequently oversaw the financial aspects of the company’s restructure and strategic sale to BioNTech SE. Prior to Neon Therapeutics, Mr. Harmon held several positions with increasing levels of responsibility at Merrimack Pharmaceuticals, Inc., where he participated in the successful launch of the company’s first commercial product and the subsequent sale of this asset to Ipsen. Mr. Harmon holds an M.S. in Accounting and M.B.A. from Northeastern University and obtained his certified public accountant license while working at Ernst and Young, LLP. Mr. Harmon received his B.A. in Economics and Mathematics from Bowdoin College.

Jennifer Tousignant. Ms. Tousignant joined Viridian as Chief Legal Officer in February 2024. Ms. Tousignant has broad legal experience and leadership in the biotechnology industry working across a breadth of technologies such as small molecules, biologics, cell and gene therapies, and in the therapeutic categories of rare disease, immune-mediated disease, neurodegenerative disease, and oncology. Prior to Viridian, Ms. Tousignant served as Senior Vice President of Legal for Sana Biotechnology, Inc. from October 2020 to February 2024, where she was leading a team responsible for legal support for strategic transactions, business development, intellectual property, litigation, quality, regulatory, research and development, investor relations, and general contracting as well as being involved in corporate governance and financings. She joined Sana from Xilio Therapeutics, Inc., where she was the Head of Legal and responsible for all legal and compliance matters. Prior to Xilio, Ms. Tousignant was Chief IP Counsel at TESARO, where she built and led the intellectual property function, and was a key member of the global launch teams for several products. Before TESARO, she worked at Genzyme Corporation in roles of increasing responsibility, first in research and then in legal, and ultimately leading a legal team with worldwide intellectual property responsibility for products from early research to commercial. She is also a cofounder and serves as a director of a private biotechnology company. Ms. Tousignant received her J.D. from Suffolk University School of Law, and her B.A. in Chemistry from the University of Virginia.

Corporate Governance

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at investors.viridiantherapeutics.com/governance, under “Governance Documents.”

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of our current directors listed under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Mr. Mahoney, is an “independent director” as defined under the Nasdaq listing rules. Mr. Mahoney is deemed not to be independent under the Nasdaq listing rules by virtue of his employment with the Company. In making such determinations, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committees under Nasdaq listing rules and the rules and regulations established by the SEC.

Board Leadership Structure

Mr. Kiselak has served as the independent Chairman of our Board since June 2021. As the independent Chairman, Mr. Kiselak has the authority, among other things, to call and preside over our Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to our Board. Accordingly, our Board Chairman has substantial ability to shape the work of our Board. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of our Board as a whole.

The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.

The Board believes that its programs for overseeing risk, as described under “Role of the Board in Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Role of the Board in Risk Oversight

One of our Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements and risks related to information technology and cybersecurity, in addition to oversight of the performance of our internal audit function. Our Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Typically, the entire Board meets with our Chief Legal Officer, our executive officer responsible for our risk management, at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both our Board as a whole and the various standing committees receive periodic reports from our Chief Legal Officer, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to our Board as quickly as possible.

Meetings of the Board

The Board met five times during the year ended December 31, 2025. During 2025, each then-current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. It is our policy to encourage our directors and any nominees for director to attend the Annual Meeting of Stockholders. Six out of seven of our then-serving directors attended the 2025 Annual Meeting of Stockholders.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Governance Committee, and Science and Technology Committee. Below is a description of each committee of our Board.

Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable Nasdaq listing rules and the rules and regulations established by the SEC regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee is currently composed of three directors: Ms. Moses, who serves as chairperson, Mr. Ajer, and Ms. Morris. Our Audit Committee met four times during the fiscal year ended December 31, 2025. Our Board has adopted a written Audit Committee charter that is available on the Company’s website at www.viridiantherapeutics.com.

Our Audit Committee was established to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, our Audit Committee performs several functions. Our Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). Our Board has also determined that Ms. Moses qualifies as an “audit committee financial expert,” as defined in the applicable SEC rules.

Compensation Committee

Our Compensation Committee is currently composed of three directors: Ms. Morris, who serves as chairperson, Mr. Ajer, and Ms. Moses. All members of our Compensation Committee are independent (as independence is currently defined in the Nasdaq listing standards). Our Compensation Committee met four times during the fiscal year ended December 31, 2025. Our Board has adopted a written Compensation Committee charter that is available on the Company’s website at www.viridiantherapeutics.com.

Our Compensation Committee acts on behalf of our Board to review, adopt, or if it deems appropriate, make recommendations to be adopted by our Board, and oversee our compensation strategy, policies, plans, and programs. This includes establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors, and other senior management; evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, as applicable, of our Chief Executive Officer, the other executive officers and directors; and administration of our incentive compensation and equity-based compensation plans that are subject to Board approval.

Compensation Committee Processes and Procedures

Our Compensation Committee meets regularly and as its members deem necessary or appropriate, but in no event less than annually, and with greater frequency if necessary. Our Compensation Committee met four times during the fiscal year ended December 31, 2025. The agenda for each meeting is usually developed by the chairperson of our Compensation Committee in consultation with management. Our Compensation Committee meets regularly in executive sessions. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by our Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. Under the Compensation Committee’s charter, the Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. Additionally, under its charter, our Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from consultants, outside counsel, and other advisers that our Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the committee. In particular, our Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to our Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

After taking into consideration the independence factors prescribed by the SEC and Nasdaq, management had recommended, and our Compensation Committee had approved, the engagement of Compensia, Inc., a national compensation consulting firm (“Compensia”), to serve as the Compensation Committee’s compensation advisor for 2025. Details of this engagement are discussed below in “Compensation Discussion and Analysis.”

Under its charter, our Compensation Committee may delegate its authority as appropriate. The Compensation Committee has delegated authority to the Chief Executive Officer to grant certain cash and equity awards to non-executive employees, with such awards capped at a specified dollar value or share number as applicable. The purpose of any delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate timely cash and equity awards to certain employees or the grant of equity awards to certain new employees and promoted employees, within specified limits approved by our Compensation Committee. Our Chief Executive Officer is required to report to the Compensation Committee at each of its regular meetings the details of equity awards made pursuant to the foregoing delegated authority.

Historically, our Compensation Committee has made most of its changes to annual compensation, determined bonus and equity awards, and established new performance objectives for the next fiscal year at one or more meetings held during the fourth quarter of the fiscal year or the first quarter of the following fiscal year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, our Compensation Committee’s process includes two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, our Compensation Committee oversees the evaluation of their performance by the Chief Executive Officer and makes recommendations to the Board regarding their compensation, based on the recommendation of the Chief Executive Officer (other than for himself). In the case of our Chief Executive Officer, the evaluation of his performance is conducted by our Compensation Committee, based on which the Compensation Committee recommends to the Board any changes to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels, current Company-wide compensation levels, and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating Committee

Our Nominating Committee is currently comprised of three directors: Dr. Cain, who serves as chairperson, Mr. Kiselak, and Ms. Morris. All members of our Nominating Committee are independent (as independence is currently defined in the Nasdaq listing standards). Our Nominating Committee met two times during the fiscal year ended December 31, 2025. Our Board has adopted a written Nominating Committee charter that is available on the Company’s website at www.viridiantherapeutics.com.

Our Nominating Committee is responsible for identifying, reviewing, and evaluating candidates to serve as directors of the Company (consistent with criteria approved by our Board), reviewing and evaluating incumbent directors, recommending to our Board the selection of candidates for election to our Board, making recommendations to our Board regarding the membership on the committees of our Board, assessing the performance of our Board, and developing a set of corporate governance principles for the Company.

Science Committee

Our Science Committee is currently comprised of three directors: Mr. Kiselak, who serves as chairperson, Dr. Cain, and Dr. Gheuens. Our Science Committee met four times during the fiscal year ended December 31, 2025. All members of our Science Committee are independent (as independence is currently defined in the Nasdaq listing standards). Our Board has adopted a written Science Committee charter that is available on the Company’s website at www.viridiantherapeutics.com.

Our Science Committee meets regularly and as its members deem necessary or appropriate, but in no event less than annually, and with greater frequency, if necessary. It is primarily responsible for providing strategic advice and making recommendations to the Board regarding current and planned research programs, providing strategic advice to the Board regarding emerging science and technology issues, trends, and risks, reviewing and evaluating the Company’s progress in achieving its long-term strategic research and development goals and objectives, and reviewing the Company’s product and development pipeline and the competitiveness of the Company’s product portfolio and pipeline.

Director Nominations

Criteria for Board Membership

Our Nominating Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills, and other director attributes that would enhance the composition of the Board. Our Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and have the highest personal integrity and ethics. Our Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nomination are reviewed in the context of the current composition of our Board, the operating requirements and strategic direction of the Company, and the long-term interests of our stockholders. In conducting this assessment, our Nominating Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of our Board and the Company, to maintain a balance of knowledge, experiences, and capabilities.

In the case of incumbent directors whose terms of office are set to expire, our Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. Our Nominating Committee also considers the results of our Board’s annual self-evaluation.

Our Nominating Committee uses its network of contacts, as well as any candidates recommended by management, to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist it in locating qualified candidates. Our Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates, after considering the function and needs of our Board, and assesses independence. Our Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board.

Stockholder Recommendations

Our Nominating Committee will consider director candidates recommended by stockholders. Our Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” and should include the same information required under our Bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”

Board Characteristics

In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a variety of occupational and personal backgrounds on the Board. The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on our website, which is located at www.viridiantherapeutics.com. If we make certain amendments to, or grant any waivers to any executive officer or director under, the code of business conduct and ethics, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K, to the extent required by applicable rules.

Overboarding Policy

As set forth in the Company’s Corporate Governance Guidelines, directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively and are expected to ensure that other commitments do not conflict with or materially interfere with their service as directors. To help ensure directors are able to devote sufficient time to carry out their duties and responsibilities effectively: (i) directors who serve as executive officers of public companies are expected to serve on no more than a total of three public company boards (including the Company’s Board) and (ii) all other directors are expected to serve on no more than a total of five public company boards (including the Company’s Board). The Nominating Committee assesses each director’s compliance with this expectation as part of its annual director nomination process. All current directors are in compliance with these service limits.

Stockholder Communications

Our Board has adopted a formal process by which stockholders may communicate with our Board or any of its directors. Stockholders who wish to communicate with our Board may do so by sending written communications to our Board or such director c/o Viridian Therapeutics, Inc., 221 Crescent Street, Suite 103A, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent, and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication. The Corporate Secretary will review each communication and then will forward such communication to our Board or to any individual director to whom the communication is addressed, unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication.

Anti-Hedging Policy

Our insider trading policy prohibits our directors and executive officers subject to Section 16 of the Securities and Exchange Act from engaging in (i) short-term trading; (ii) short sales; (iii) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (iv) hedging transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Fourth Amended and Restated Bylaws (the “Bylaws”), the Board has fixed the number of directors constituting the Board at seven. At the Annual Meeting, the stockholders will vote to elect the two Class II director nominees named in this Proxy Statement to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Our Board has nominated Mr. Tomas Kiselak and Ms. Jennifer Moses for election to our Board. Mr. Kiselak was appointed to the Board in October 2020 and has served as Chairman since June 2021. Ms. Moses was appointed to the Board in July 2021.

Our director nominees have indicated that they are willing and able to serve as our directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the class and Board.

Board Recommendation

The Board recommends a vote “FOR” each of the director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2026. In this Proposal 2, we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has served as our independent registered public accounting firm since 2017. The following table summarizes the audit fees billed and expected to be billed by KPMG for the indicated fiscal years and the fees billed by KPMG for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
	2025	2024
	(in thousands)
Audit Fees (1)	$1,789	$1,659
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$1,789	$1,659

(1)

Audit fees consist principally of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, for the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit and related services such as consent and comfort letters issued in conjunction with registration statements, that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees include services relating to accounting consultations and reviews and due diligence services that are reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

(3)	Tax fees include services relating to tax compliance, tax advice, and tax planning in the United States.
(4)	All other fees include fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee considered the independence of KPMG and whether the audit and non-audit services provided to us are compatible with maintaining that independence. The committee has adopted a set of policies governing the provision of non-audit services by our independent auditor, including procedures by which our Audit Committee must approve in advance all services provided by and fees paid to our independent registered public accounting firm.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2025 with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

This report is provided by the following directors, members of the Audit Committee:

Jennifer K. Moses (Chair) Jeff Ajer Arlene M. Morris

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the executive compensation program for our executive officers who are named in the 2025 Summary Compensation Table below (our “Named Executive Officers”). For 2025, our Named Executive Officers were:

•	Stephen Mahoney, President, Chief Executive Officer, and a member of our Board (our “CEO”);

•	Seth Harmon, Chief Financial Officer(1);

•	Jennifer Tousignant, Chief Legal Officer;

•	Thomas Beetham, Chief Operating Officer; and

•	Radhika Tripuraneni, M.D., Chief Medical Officer(2).

(1)	Mr. Harmon was promoted to Chief Financial Officer effective January 1, 2025. Prior to his role as our Chief Financial Officer, Mr. Harmon served as our Senior Vice President, Finance and Accounting.
(2)	Dr. Tripuraneni was appointed our Chief Medical Officer effective March 10, 2025.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2025. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2025 and discusses the key factors that were considered in determining their compensation. Although the Compensation Discussion and Analysis discusses the compensation for the Named Executive Officers, the same principles and programs apply to all executive officers of the Company. The following discussion should be read together with the compensation tables and related disclosures set forth in the “Executive Compensation” section set forth below.

Executive Summary and Corporate Background

Company Overview

We are a biopharmaceutical company focused on discovering, developing, and commercializing potential best-in-class medicines for serious and rare diseases. We target disease areas in which current treatments leave room for improvements in efficacy, safety, and/or dosing convenience. We believe there is significant potential in these areas, for better medicines that address unmet needs, improve outcomes, and expand treatment options for patients. We aim to develop differentiated, potential best-in-class medicines that could lead to improved patient outcomes, reduced side effects, improved quality of life, and expanded market access. Our strategy combines clear scientific, clinical, and commercial rationale with excellence in execution to rapidly discover, develop, and commercialize better medicines for patients. We rely on our scientific, clinical, and commercial expertise to identify opportunities to improve upon existing investigational or approved therapies and to apply these insights to designing, selecting, developing, and commercializing potential best-in-class product candidates. We bring potential improvements to critical areas such as molecular design, dose selection, pharmacokinetics, pharmacodynamics, clinical trial design, trial endpoints, and the selection and recruitment of patients. We believe this strategy enables efficient product development and reduces the risk when developing novel therapeutics.

We have built relevant expertise in protein and antibody discovery and engineering, in biologics manufacturing, and in nonclinical and clinical development for thyroid eye disease (“TED”), indications in rare and autoimmune diseases, and for anti-IGF-1R therapies and neonatal Fc receptor (“FcRn”) inhibitor therapies. We are also continuing to build relevant expertise in the commercialization of antibody-based therapies, including for use in TED. 2025 was a transformative and important year for our company. We met or strategically expanded all of our 2025 corporate goals, and, as a team, made significant additional achievements to strengthen our company. Highlights of our 2025 corporate goals included submitting the BLA for veligrotug - the first BLA for the company and made through a government shutdown - completing enrollment in our pivotal elegrobart phase 3 clinical trials, and making robust progress in activities to support a future commercial launch. It was a year focused on executing our late-stage clinical programs in our IGF-1R inhibitor portfolio, preparing for our commercial readiness, and advancing our early pipeline for long-term growth.

2025 Business Highlights

During 2025, we achieved several important business milestones, including but not limited to, the following:

2025 Executive Compensation Highlights

Our executive compensation program is designed to incentivize strong corporate performance. Our accomplishments in 2025 were directly tied to the specific contributions of the Company’s executive officers and were an important factor in determining the Named Executive Officers’ compensation for the year. Based on our overall operating environment and, as it relates to the 2025 Annual Bonus Plan (defined below), the business milestones achieved during 2025, our Board approved, following the recommendation of our Compensation Committee, the following key actions with respect to the compensation of our Named Executive Officers for and during 2025:

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Base Salaries. In January 2025, approved annual base salary increases, effective January 1, 2025, ranging from 4.4% to 9.0% for our Named Executive Officers other than Dr. Tripuraneni, who joined the Company in March 2025, and Mr. Harmon, who received a 14.4% increase in connection with his promotion from Senior Vice President, Finance to Chief Financial Officer.

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Annual Cash Bonuses. Approved annual cash bonus awards that represented 150% of our Named Executive Officers’ target annual cash bonus opportunities as calculated pursuant to the terms of the Viridian, Inc. Annual Bonus Plan (the “2025 Annual Bonus Plan”).

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Long-Term Incentive Compensation. Granted long-term incentives as an annual award using a mix of 75% stock options and 25% restricted stock units (“RSUs”) to our Named Executive Officers, other than Dr. Tripuraneni who received 100% stock options in connection with her appointment as our Chief Medical Officer, each to support our incentive and retention objectives.

Executive Compensation Policies and Practices

We endeavor to maintain executive compensation policies and practices that reflect sound governance practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation policies and practices that were in effect during 2025:

What We Do

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Maintain Independent Compensation Committee: Throughout 2025, the Compensation Committee was composed of independent directors who determined our compensation policies and practices. The Compensation Committee and our Board have established methods of communicating with our stockholders, as described in the section of this Proxy Statement entitled “Directors, Executive Officers and Corporate Governance – Stockholders Communications.”

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Annual Executive Compensation Review: The Compensation Committee reviews and approves our compensation strategy annually, including a review of our compensation peer group used for comparative purposes.

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Maintain Independent Compensation Advisor: The Compensation Committee engaged its own compensation consultant. The compensation consultant performed no other consulting or other services for us in 2025 other than as directed by the Compensation Committee.

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Compensation At-Risk: Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is variable and “at risk” based on corporate performance and the performance of our stock price, to align the interests of our executive officers and stockholders.

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Multi-Year Vesting Requirements: It is our practice that the equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and with our retention and stockholder alignment objectives.

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Compensation Recovery Policy: We maintain a compensation recovery (“clawback”) policy that complies with the requirements of Exchange Act Rule 10D-1 and the applicable Nasdaq listing standards (together, the “Clawback Policy”) for our current and former executive officers, which provides for the recovery of any erroneously awarded performance-based incentive compensation.

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“Double-Trigger” Change-in-Control Arrangements: All vesting of equity awards upon a change-in-control of the Company is based on a “double-trigger” arrangement (that is, both a change-in-control of the Company plus a qualifying termination of employment must occur before accelerated vesting occurs).

What We Don’t Do

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No Executive Retirement Plans: We do not currently offer, nor do we have plans to offer, defined benefit pension plans or arrangements or any supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our Section 401(k) defined contribution retirement savings plan on the same basis as our other employees.

•	No Special Health and Welfare Benefits: Our executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees.

•	Limited Perquisites: We provide minimal perquisites and other personal benefits to our executive officers.

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No Tax Payments on Perquisites: We do not provide to our executive officers any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.

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No Tax Payments on Change-in-Control Arrangements: Our agreements and plans do not contain any excise tax reimbursement provisions (including “gross-ups”) related to payments or benefits contingent upon a change-in-control of the Company.

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No Hedging or Pledging of our Equity Securities Without Pre-Clearance: We prohibit our employees, including our executive officers, and the non-employee members of our Board from hedging or pledging our equity securities.

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No Option Re-pricing: The Viridian Therapeutics, Inc. 2016 Equity Incentive Plan does not permit options to purchase shares of our common stock to be repriced to a lower exercise or strike price without the approval of our stockholders.

Stockholder Advisory Vote on Our Named Executive Officer Compensation

At our 2025 Annual Meeting of Stockholders, we held a non-binding, advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote) and approximately 78% of the votes cast (for and against) approved our executive compensation program for 2024. While this result represented a significant increase in support for our executive compensation program as compared to Say-on-Pay support in 2024 and 2023, it was less than 80% support for our executive compensation program. As a result, our Board requested that our management, assisted by the Compensation Committee, as appropriate, continue to engage with our stockholders to understand whether they continue to have concerns about our executive compensation program.

Stockholder Engagement Activities

We sought opportunities to engage with our stockholders and other stakeholders in order to gather their feedback on the Company. These discussions covered both general business activities as well as discussions dedicated to executive compensation, corporate governance, and other proxy voting items. We value this ongoing dialogue with investors and the variety of perspectives and insights received, which are shared with our Board of Directors and its committees responsible for oversight of such activities.

During the second half of 2025, we reached out to 22 of our top shareholders representing approximately 88% of our outstanding common stock, and during the first quarter of 2026 we reached out to four additional stockholders who were new to our top stockholder base, specifically to solicit feedback on executive compensation, corporate governance and other proxy voting items. Of the 26 stockholders contacted, we met with five stockholders (representing approximately 27% of our outstanding common stock), seven of the stockholders (representing approximately 23% of our outstanding common stock) responded to the outreach and indicated that no further engagement was necessary, and the remainder of the stockholders did not respond or provide feedback to our outreach request.

In our outreach communication, we asked for feedback on our executive compensation program, our corporate governance, any of the ballot items from our 2025 Annual Meeting, including our 2024 Say on Pay, equity plan share increase and director election proposals, and any other areas that our stockholders may want to discuss.

We also reviewed the vote recommendations and the analysis of our executive compensation program prepared by Institutional Shareholder Services and Glass Lewis to understand the perspective of proxy advisory firms as certain stockholders may utilize these analyses and recommendations.

Key Topics Discussed with Stockholders

Members of our Legal, Finance, and Investor Relations departments participated in discussions with our stockholders that were focused on topics in two key areas, outlined below. Ms. Morris, the Chair of our Compensation Committee also participated in these discussions.

Compensation Programs and Disclosure	Board Governance

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Alignment of executive compensation and Company performance

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Peer-aligned compensation practices

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Equity dilution, burn rate, and related policies

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Our 2025 Say on Pay vote

Our stockholders provided positive feedback on the nature and level of disclosure provided in the Compensation Discussion and Analysis. They continue to emphasize the importance of long-term value creation and clear alignment between executive compensation and Company performance. We discussed the methodology by which we determine and review performance metrics tied to compensation and how we have utilized our independent compensation consultant for this purpose. Our stockholders also expressed support for our focus on disciplined equity usage and peer-aligned compensation practices. Our stockholders also expressed interest in how we view the future evolution of our pay for performance strategy.

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Changes to the composition of our Board made during 2025

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The structure of our Board

Our stockholders expressed interest in the qualifications of our individual board members and processes for board governance and self-evaluations. We discussed how our Board objectively evaluates and assesses performance. We also discussed the driving factors for changes to our Board composition in 2025, and how we selected our new directors.

Our Response

In light of these discussions and other factors considered by our management and our Board, we are continuing to execute on our pay for performance philosophy. We believe that it has been, and continues to be, critical to our success to incentivize and reward the achievement of performance metrics that support the execution of our late stage clinical programs, our future commercial launch, and our early stage programs to strengthen our pipeline. We believe that our strong execution in these areas will lead to both our commercial success and the growth of our pipeline, which will drive long-term shareholder value. As a result, in 2025, approximately 80% or more of our Named Executive Officer’s compensation was variable and “at risk”. For our annual long-term incentive equity compensation, we granted a combination of stock option awards and restricted stock units to our executive officers to continue to align their interests with those of our stockholders. We also awarded cash bonus compensation based on achievement of corporate goals that were tied to achievements across both our early stage pipeline as well as our late stage pipeline with a focus on activities that will drive the commercial launch of our first product, thereby supporting long-term shareholder value creation. We have and will continue to include robust disclosure in this Compensation Discussion and Analysis to share how we view alignment of the compensation we award or pay and our performance.

Consistent with our annual practice, we engaged Compensia in 2025 to provide market data and analysis based on a select group of similarly situated peer companies and published compensation survey data, as well as information about current market practices and trends, equity compensation structures, and peer group compensation ranges. The Board and the Compensation Committee will continue to regularly monitor market practices, at least annually, with respect to executive compensation levels and related policies and practices and may make future adjustments to support our rapid growth and corporate development goals.

Additionally, prior to the approval of the equity plan share request in 2025, the Board took action to reduce potential additional equity dilution with respect to grants of equity awards. For example, no annual equity awards were granted to employees in 2024; and, in 2025, the Board introduced the use of RSUs as a component of executive annual compensation. The Board continues to expect that the approved 2025 share request will be sufficient for two years and actively monitors our annual equity burn rate for alignment with market practices.

Finally, our Board considered its governance practices and structure, including whether to maintain a staggered board. Based on a number of factors, it is the Board’s view that this remains the best structure for Viridian to execute on its strategic plans at this time. The Board will continue to review its governance and structure on an ongoing basis and at least annually.

We value the opinions of our stockholders. Stockholder feedback, including through direct discussions and future Say-on-Pay votes, will be reported to our Board and committees responsible for such oversight throughout the year. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our Board and the Compensation Committee will consider the outcome of our Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers. In addition, we will continue to consider whether changes to our compensation practices and Board structure are appropriate as our company grows and evolves.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of tying the compensation of our executive officers to key, measurable short-term goals and granting long-term equity awards that will provide value when our stock price increases. We believe that sustainable long-term stockholder value will be driven by our ability to continue to develop our pipeline and to successfully commercialize the products we develop or by our success in partnering with strategic collaborators to bring them to market. As a result, we strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns our executive officers’ interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	attract, motivate, reward, and retain superior executive talent through market competitive compensation and benefit levels within the context of responsible cost management;

•	create strong alignment between our financial and operational results and strategic objectives and the compensation of our executives;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value; and

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link the interests and objectives of our executives with the interests and objectives of stockholders through the grant of long-term equity incentive compensation and align their cash incentive payouts to our annual performance.

We design the annual compensation of our Named Executive Officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards. Further, we use competitive positioning to assist us in assessing the pay levels and pay mix of each of our Named Executive Officers. Actual compensation levels may be above or below our stated philosophy based on individual skills and experience, the scope of individual roles and responsibilities, and individual performance.

Compensation-Setting Process

Role of the Board of Directors and Compensation Committee

Our Board and the Compensation Committee review the compensation for all our employees, including our Named Executive Officers, annually. The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to overseeing (i) our overall compensation philosophy, policies, and programs and (ii) the compensation of our senior employees (Senior Vice President level and above), including our Named Executive Officers, and non-employee directors. The Compensation Committee develops proposed compensation levels and presents compensation recommendations to our Board for approval pursuant to the Compensation Committee’s charter. Our Board reviews the Compensation Committee’s recommendations and approves the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee also develops and presents recommendations to our Board for approval with respect to the compensation of the non-employee members of our Board.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter of the Compensation Committee is available without charge at investors.viridiantherapeutics.com/governance.

The Compensation Committee has retained Compensia as its independent compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in developing recommendations for our Board with respect to the compensation of our executive officers, including our Named Executive Officers.

Setting Target Total Direct Compensation

The Compensation Committee conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the fourth quarter of each fiscal year. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria.

The Compensation Committee does not establish a specific target for formulating the compensation opportunities of our executive officers, including our Named Executive Officers. In developing recommendations about the target total direct compensation opportunities of our executive officers, which we define as annual base salary, target annual cash bonus awards, and target long-term incentive compensation, the Compensation Committee considers various factors, including our performance against the financial, operational, and strategic objectives established by our Board, the compensation for comparable positions in the competitive market (based on the companies in our compensation peer group and, in certain instances, selected broad-based compensation surveys), the historical compensation levels of our executive officers, internal compensation parity among our executive officers, individual performance as compared to our expectations and objectives, our desire to motivate our executive officers to achieve short-term and long-term results that are in the best interests of our stockholders and a long-term commitment to the Company, the retention risk (and related replacement cost) of each individual executive officer, and the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).

These factors provide the framework for formulating and developing recommendations regarding the compensation opportunity for each executive officer, including each Named Executive Officer. No single factor is determinative in developing these recommendations, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee targets a general competitive position with respect to the mix and level of base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities provided to our Named Executive Officers, which is based in part on an analysis of the competitive market provided by Compensia.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate performance, individual performance, and their perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our executive officers, including our Named Executive Officers (except with respect to his own compensation).

The Compensation Committee reviews and discusses with our CEO management’s proposals and recommendations and considers them as one factor in formulating and developing its recommendations to our Board with respect to the compensation of our executive officers, including our Named Executive Officers. Our CEO also attends meetings of our Board and the Compensation Committee at which executive compensation matters are addressed (except with respect to discussions involving his own compensation).

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it through the provision of information, analysis, and other advice relating to our executive compensation program and to provide compensation-related recommendations. The Compensation Committee has the sole authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation advisor for 2025. Under the terms of its engagement, Compensia reported directly to the Compensation Committee and its chair, and served at the discretion of the Compensation Committee, which reviews the engagement annually.

During 2025, one or more representatives of Compensia attended the meetings of the Compensation Committee (both with and without management present), as requested, and provided various services, including, among other projects, the review, analysis, and updating of our compensation peer group; the review and analysis of the various compensation elements and opportunities of our executive officers, including our Named Executive Officers, and a review and analysis of the compensation of the non-employee members of our Board, as analyzed against competitive market data based on the companies in our compensation peer group and, in the case of our executive officers, selected compensation surveys. On behalf of the Compensation Committee, Compensia also provided consulting services to the Company regarding equity compensation matters and assisted with the review of the “Compensation Discussion and Analysis” section of this proxy statement.

In 2025, Compensia did not provide any other consulting or other services to us.

The Compensation Committee evaluated its relationship with Compensia to confirm that Compensia was and is independent from management. This review process included a review of the services that the firm provided, the quality of those services, and the fees associated with the services provided during 2025. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4) and the listing standards of Nasdaq and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

With assistance from its compensation consultant, the Compensation Committee uses a comparative framework of specific peer companies and, as applicable, other data sources to assess pay programs and levels and mixture of aggregate executive compensation, including base salary levels, target total cash compensation opportunities, and long-term incentive compensation opportunities. Our compensation positioning is then evaluated relative to this compensation peer group and, in certain instances, other relevant data sources (such as selected broad-based compensation surveys).

The Compensation Committee reviews our compensation peer group periodically as it deems appropriate and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. The Compensation Committee uses data drawn from the companies in our compensation peer group to evaluate the competitive market when developing its recommendations for the annual total direct compensation packages for our executive officers, including base salary levels, target annual cash bonus opportunities, and long-term equity incentive opportunities.

In September 2024, the Compensation Committee directed Compensia to review and update the compensation peer group used to analyze and establish the 2025 compensation of our executive officers to reflect current market conditions, to remove acquired or to be acquired companies and those which fell meaningfully above or below best practice size ranges, and to retain key peer companies identified by management and/or the Compensation Committee. In identifying and selecting the companies that comprise the updated compensation peer group, Compensia considered the following selection criteria:

•	publicly traded biopharmaceutical and pharmaceutical companies in the autoimmune, endocrinology or ophthalmology sectors or rare disease focus, where possible;

•	similar market capitalization – within a range of approximately $300 million to approximately $3.0 billion;

•	stage of clinical development – later stage biopharmaceutical companies (phase III or later);

•	stage of commercial development – revenue of less than $300 million, if commercial stage;

•	headcount – companies with fewer than 250 employees; and

•	geographic location – areas identified as biotechnology “hubs.”

Based on these criteria, the Compensation Committee approved the following changes to our 2024 compensation peer group:

Additions (+ five companies)	Removals (- seven companies)
Cogent Biosciences Erasca Ocugen Praxis Precision Medicines Vera Therapeutics	Aerovate Therapeutics Arcutis Biotherapeutics Crinetics Pharmaceuticals Immunovant Mersana Therapeutics Ventyx Biosciences Viking Therapeutics

Accordingly, the following publicly traded companies were approved by the Compensation Committee for inclusion in our 2025 compensation peer group:

Akero Therapeutics	KalVista Pharmaceuticals	Praxis Precision Medicines
AnaptysBio	Keros Therapeutics	Prothena
Arcus Biosciences	Kiniksa Pharmaceuticals	Replimune Group
Celldex Therapeutics	Kura Oncology	Sutro Biopharma
Cogent Biosciences	Morphic Holding	Syndax Pharmaceuticals
Day One Biopharmaceuticals	Ocugen	Vera Therapeutics
Erasca	Pliant Therapeutics

In September 2025, the Compensation Committee, with the advice and assistance of Compensia, further reviewed and approved the following changes to the peer group based on refinement of the selection criteria previously used, for purposes of assessing executive compensation for 2026:

Additions (+ seven companies)	Removals (- seven companies)
Crinetics Immunovant Ocular Therapeutix Rhythm Pharmaceuticals Scholar Rock Soleno Therapeutics Tarsus Pharmaceuticals	AnaptysBio Erasca Morphic Holdings Ocugen Pliant Therapeutics Prothena Sutro Biopharma

Additional information about the Compensation Committee’s executive compensation decisions for 2026 will be provided in our definitive proxy statement for the 2027 annual meeting of stockholders.

Compensation Elements

Generally, our executive compensation program consists of three principal elements—base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of options to purchase shares of our common stock and restricted stock unit awards:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing fixed compensation amounts that are competitive in the market

Performance-Based Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives

Long-Term Equity Incentive Awards	Variable	Equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value; promotes stock ownership and retention through a multi-year vesting schedule

2025 Executive Compensation At a Glance

The following charts represent the breakdown of 2025 total compensation for our Chief Executive Officer and the average breakdown for our other Named Executive Officers who were employed by us for the full year, and illustrates the predominance of long-term equity incentives and compensation that is “at-risk” in our executive pay. Included in each chart are: (i) the approved annual base salary for 2025; (ii) the annual bonus award paid for 2025; and (iii) the approved target value of equity awards granted in 2025.

91% of our Chief Executive Officer 2025 compensation was variable and “at risk”.	88% of our other Named Executive Officer 2025 compensation was variable and “at risk”.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by the Compensation Committee or our Board, as applicable, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our Named Executive Officers are reviewed annually by the Compensation Committee or our Board, as applicable, typically in connection with our annual performance review process, and are adjusted from time to time to realign salaries with market levels after taking into account each individual’s role, responsibilities, skills, performance and experience, as well as internal compensation parity among our executive officers.

In December 2024, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee recommended to our Board that it adjust the base salaries of each of our Named Executive Officers to bring their base salaries to levels that were comparable to those of similarly-situated executives at the companies contained in the competitive market analysis referred to above. Subsequently, our Board approved these recommendations.

The year-end base salaries of our Named Executive Officers were as follows:

Named Executive Officers	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)	Percentage Adjustment
Mr. Mahoney	650,000	700,000	7.7%
Mr. Harmon (1)	419,600	480,000	14.4%
Ms. Tousignant	450,000	469,910	4.4%
Mr. Beetham	500,000	545,000	9.0%
Dr. Tripuraneni (2)	—	530,000	n/a

(1)	Mr. Harmon’s base salary was increased in connection with his promotion to Chief Financial Officer, effective January 1, 2025.
(2)	Dr. Tripuraneni’s base salary was established in connection with her commencement of employment, based on the same factors described above.

The base salaries actually paid to our Named Executive Officers during 2025 are set forth in the “2025 Summary Compensation Table” below.

Annual Cash Bonuses

Our annual cash bonus program is intended to reward our executive officers, including our Named Executive Officers, for meeting or exceeding pre-established objective or subjective performance goals for the year, which are based on our annual business goals.

In December 2024, the Compensation Committee recommended, and our Board subsequently approved, the 2025 Annual Bonus Plan to provide incentives for our executive officers, including our Named Executive Officers, to meet or exceed certain business and financial objectives set by the Compensation Committee, which were based on our 2025 annual operating plan. Each of our executive officers, including our Named Executive Officers, was eligible to receive a target bonus (established as a percentage of his or her base salary) with respect to our 2025 performance.

Target Annual Cash Bonus Opportunities

In December 2024, as part of its annual review of our executive compensation program, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including our Named

Executive Officers, taking into consideration a competitive market analysis prepared by Compensia, and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. The Compensation Committee recommended, and the Board of Directors approved, an increase in the target annual cash bonus opportunities for Messrs. Mahoney and Beetham and no change to the target annual cash bonus opportunities for Mr. Harmon and Ms. Tousignant. Dr Tripuraneni’s annual target bonus was established in connection with her commencement of employment.

The target annual cash bonus opportunities of our Named Executive Officers for 2025 were as follows:

Named Executive Officers	2025 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2025 Target Annual Cash Bonus Opportunity ($)
Mr. Mahoney	60%	420,000
Mr. Harmon	40%	192,000
Ms. Tousignant	40%	187,964
Mr. Beetham	50%	272,500
Dr. Tripuraneni (1)	40%	169,019

(1)

Dr. Tripuraneni’s 2025 target annual cash bonus opportunity was established in connection with her commencement of employment. Pursuant to the terms of her employment agreement, dated February 23, 2025, Dr. Tripuraneni was eligible to receive a pro-rata annual cash bonus payment with respect to 2025. Dr. Tripuraneni’s 2025 Target Annual Cash Bonus Opportunity reflects the prorated opportunity value.

2025 Annual Bonus Plan Performance Goals

In February 2025, the Board selected and approved the following performance metrics, specific goals, and related weightings for purposes of the 2025 Annual Bonus Plan. Our Board considered these goals to be important to stockholder value creation because they would enable us to advance our mission of developing potential “best-in-class” medicines for patients with serious and rare diseases and commercializing our product candidates.

Goal	Achievement Highlights

TED Franchise – Weight: 60% Meet various progress milestones in development of our thyroid eye disease (“TED”) franchise, including several milestones for veligrotug and elegrobart

✓ Met

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Submitted a BLA for veligrotug in October 2025 and completed studies to support BLA.

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Achieved several pre-commercialization, medical affairs, and quality milestones to enable a U.S. launch of veligrotug in 2026, if approved.

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Completed enrollment of the REVEAL-1 and REVEAL-2 clinical trials for elegrobart.

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Achieved additional manufacturing and safety study milestones for elegrobart.

FcRn Pipeline – Weight: 25% Meet various progress milestones in development of our FcRn franchise

✓ Met

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Reported data for our FcRn inhibitor product candidate, VRDN-006, showing positive proof-of-concept IgG reduction in a phase 1 clinical trial in healthy volunteers

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Submitted an Investigational New Drug Application for our FcRn inhibitor product candidate, VRDN-008.

Goal	Achievement Highlights
• Achieved additional development milestones related to the FcRn franchise.

Financial Oversight – Weight: 10% Meet certain goals related to capitalization, long-range financial planning, and preparation for commercialization	✓ Met • Secured access to ~$974 million via out licensing, royalty financing, credit facility, and equity financing. • Maintained cash runway into the second half of 2027.

Organization – Weight: 5% Meet various organizational goals related to supporting corporate growth and engagement	✓ Met • Achieved various metrics to support corporate growth and engagement.

“Met” means that we either achieved the corporate goal or exceeded achievement of the goal by meeting a “stretch” element of the goal.

In December 2025, the Compensation Committee determined that we had achieved each of the performance goals under each of the categories described above. The Compensation Committee also determined that we had achieved the pre-established “stretch” performance criteria established for certain of these performance goals, including earlier completion of enrollment for our REVEAL-2 trial and elegrobart safety study and exceeding our target financing opportunities. The Compensation Committee further noted our significant additional, value-driving corporate accomplishments in 2025, including increasing the study sizes of our elegrobart clinical trials, receipt of Breakthrough Therapy Designation status for veligrotug as well as Priority Review for the veligrotug BLA, generating data to support our FcRn inhibitor program, and numerous corporate activities related to commercial readiness, which were all achieved while continuing to execute on or exceed the pre-established performance goals under the 2025 Annual Bonus Plan.

2025 Annual Bonus Plan Payouts

Based on the achievement of our performance goals, the stretch criteria, and additional corporate accomplishments, the Compensation Committee recommended, and our Board approved, annual bonus awards under the 2025 Annual Bonus Plan with an aggregate performance payout equal to 150% of the target bonus opportunity. Based on these actions, the following annual cash bonus payouts were made to our Named Executive Officers for 2025:

Named Executive Officer	2025 Target Annual Bonus Opportunity (as a percentage of base salary)	2025 Target Annual Bonus Opportunity ($)	Aggregate Performance Payout (as a % of target annual bonus opportunity)	Annual Bonus Payout ($)
Mr. Mahoney	60%	420,000	150%	630,000
Mr. Harmon	40%	192,000	150%	288,000
Ms. Tousignant	40%	187,964	150%	281,946
Mr. Beetham	50%	272,500	150%	408,750
Dr. Tripuraneni (1)	40%	169,019	150%	253,529

(1)

Dr. Tripuraneni’s 2025 target annual cash bonus opportunity was established in connection with her commencement of employment. Pursuant to the terms of her employment agreement, dated February 23, 2025, Dr. Tripuraneni was eligible to receive a pro-rata annual cash bonus payment with respect to 2025.

The annual bonuses actually paid to our Named Executive Officers for 2025 are set forth in the “2025 Summary Compensation Table” below.

Long-Term Equity Incentives

As a biopharmaceutical company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, reward, and retain qualified and experienced executive officers. We consider long-term equity incentive compensation to be the most important element of our executive compensation program. We use equity awards both to compete for qualified executive officers and to incentivize and retain our executive officers, including our Named Executive Officers, and to reward them for long-term corporate performance based on the value of our common stock. This aligns the interests of our executive officers, including our Named Executive Officers, with the interests of our stockholders. Equity awards also serve to retain our executive officers and motivate them to make important contributions to our long-term performance. The realized value of these equity awards is dependent on our stock price, and, therefore, these awards provide an additional incentive for our executive officers to create value for our stockholders. Further, because our equity awards for executive officers, including our Named Executive Officers, typically vest over a multi-year period, equity awards also help us retain our executive officers in a highly competitive market.

Historically, our approach to granting equity-based compensation to executives has been solely in the form of stock options. For 2025, the Compensation Committee determined to award a mix of stock options and full value shares (“RSUs”) based on the competitive market analysis, including a review of equity awards granted to executives at the companies in our compensation peer group, and the Compensation Committee’s commitment to putting forth a program that aligns the interests of our executives and stockholders. Specifically, we changed the equity mix for annual long-term incentives to incorporate full-value awards by:

•	Reducing weight of stock options from 100% to 75% of the target total grant date fair value of equity-based compensation; and

•	Adding RSUs with a weight of 25% of the target total grant date fair value of equity-based compensation.

Equity Vehicle	Weighting	Features

Stock Options	75%

•

Stock options are intended to align the interests of award recipients with those of stockholders since stock options only deliver value if our stock price appreciates after they are granted and the award becomes vested and is exercised.

•

Stock options generally vest on a monthly basis over four years, subject to the Named Executive Officer’s continued employment with us; for new hires, stock options generally vest 25% on the first anniversary of the hire date and the remaining shares vest in equal monthly installments over three years thereafter.

RSUs	25%

•

RSUs are intended to support our talent retention objectives while also aligning recipients’ interests with those of stockholders since RSUs deliver increased value if our stock price increases.

•

RSUs generally vest on an annual basis over four years in equal amounts on the anniversary of the grant date, subject to the Named Executive Officer’s continued employment with us.

Our Compensation Committee determined the value of each Named Executive Officer’s award based on competitive market data and other factors. The total target award values for 2025 as recommended by the Compensation Committee and approved by our Board are shown in the table below:

Named Executive Officer	Number of Stock Options	Number of RSUs	Total Target Award Value (as approved)(1)
Mr. Mahoney	440,565	73,428	$6,491,000
Mr. Harmon	150,407	25,068	$2,216,000
Ms. Tousignant	124,072	20,679	$1,828,000
Mr. Beetham	225,814	37,636	$3,327,000

(1)

Approved total target award values may differ from amounts reported under the “Stock Awards” column in the Summary Compensation Table. The number of RSU awards granted was calculated by determining the number of stock options granted and then applying a two-for-one option to RSU conversion.

In March 2025, the Board approved the grant of an option to purchase 310,700 shares of our common stock to Dr. Tripuraneni in connection with her appointment as our Chief Medical Officer. The option vests as to 25% on the one-year anniversary of the grant and in equal monthly installments over the thirty-six months following the one-year anniversary, subject to Dr. Tripuraneni’s continued employment with the Company on each vesting date. The Compensation Committee recommended, and the Board approved, compensation for Dr. Tripuraneni, including the value of equity compensation, based on executive compensation setting process, including market data for chief medical officers serving the Company’s peers.

We are committed to regularly evaluating our equity mix and evolving it over time to align with market best-practices for our industry and support our business and executive talent retention objectives.

The equity awards granted to our Named Executive Officers during 2025 are set forth in the “2025 Summary Compensation Table” and the “2025 Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as our other employees. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, group life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits. In addition, our employees, including our executive officers, are eligible to receive remote work stipends on a non-discriminatory basis.

We maintain a Section 401(k) defined contribution retirement savings plan for the benefit of our eligible employees under which participants are permitted to contribute a percentage of their compensation on a pre-tax basis, subject to limits in the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Contributions to the Section 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the plan. Our executive officers, including our Named Executive Officers, are eligible to participate in the Section 401(k) plan on the same basis as our other employees. Under the Section 401(k) plan, each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the plan’s trustee, subject to a participant’s ability to give investment directions by following specified procedures. In 2025, we provided matching contributions of up to 100% of the first 4% of each participant’s eligible contributions to the Section 401(k) plan.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of such person’s duties, to make the executive officer more efficient and effective, and for recruitment and retention purposes. In 2025, none of our Named Executive Officers received perquisites or other personal benefits in amounts equal to or greater than $10,000.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into written employment agreements with each of our Named Executive Officers. We believe that these agreements were necessary to secure the service of these individuals in a highly competitive job market. Each of these employment agreements does not have a specific term and provides for “at will” employment (meaning that either the Company or the executive officer may terminate the employment relationship at any time, including by the Company with or without cause). These employment agreements generally set forth the Named Executive Officer’s base salary, target annual cash bonus opportunity, and eligibility to receive annual equity awards based upon performance and award guidelines as established by our Board or the Compensation Committee.

These employment agreements also provide that each Named Executive Officer is eligible to receive severance payments and benefits upon a qualifying termination of employment. In February 2025, the Board approved amendments to each of the employment agreements described below, to amend the benefits payable to each of our Named Executive Officers upon a termination of employment in connection with a change in control. Each of these terms are more fully described in “Potential Payments upon Termination or Change in Control” below.

In addition, each employment agreement also requires each Named Executive Officer to enter into our standard form of Invention Assignment, Non-Disclosure, and Business Protection Agreement, which contains provisions requiring assignment of intellectual property, various restrictive covenants, and a prohibition on the unauthorized use or disclosure of our confidential information and trade secrets, among other obligations.

For detailed descriptions of the employment arrangements with our Named Executive Officers who were employed as of the end of 2025, see “—Narrative to 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table” below.

Other Compensation Policies
Insider Trading Policy and Hedging and Pledging Policies
We have adopted an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of our securities by the Company and our directors, executive officers, and employees, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. Our Insider Trading Policy generally prohibits our directors and executive officers subject to Section 16 of the Securities and Exchange Act (our “Section 16 Officers”) from engaging in any hedging or pledging transactions involving our equity securities. An exception may be granted where an individual wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Company securities as collateral for a loan, she or he must submit a request for approval to our Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Our Chief Legal Officer will then determine whether the transaction may proceed. Our Insider Trading Policy prohibits our directors and Section 16 Officers from engaging in short sales and transactions in puts, calls, or other derivative securities (whether on an exchange or in any other organized market) with respect to our equity securities. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form
10-K
for the year ended December 31, 2025.
Compensation Recovery (“Clawback”) Policy
We maintain an incentive compensation recovery (“clawback”) policy which complies with the requirements of Exchange Act Rule
10D-1
and the applicable Nasdaq listing standards (the “Clawback Policy”). Our policy sets forth the circumstances and procedures under which we must recover certain erroneously awarded compensation paid to “covered executives” (as defined in the Clawback Policy). The Clawback Policy provides that if we are required to prepare an accounting restatement of our financial statements due to our material non-compliance
with any financial reporting requirement under the securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we will recover on a reasonably prompt basis the amount of any incentive-based compensation received by a covered executive during the recovery period that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The recovery of such compensation applies regardless of whether a covered executive engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement.
For purposes of the Clawback Policy, “incentive-based compensation” means any compensation granted, earned, or vested based in whole or in part on our attainment of a financial reporting measure that was received by a person (i) on or after October 2, 2023 and after such person began service as a covered executive and (ii) who served as a covered executive at any time during the performance period for the incentive-based compensation.
Equity Award Grant Policy
We generally maintain a structured equity grant timing process designed to ensure compliance with applicable securities laws and corporate governance best practices, and to avoid taking advantage of material nonpublic information (“MNPI”) in granting equity awards. Our Board generally grants annual equity-based awards to our executive officers in March of each year although the exact timing may change from year to year. Our Compensation Committee or Board may also grant equity awards, including stock options and RSUs, at different times of the year for new hires and in connection with promotions, or grants made for other purposes, including recognition for exceptional performance.
Our Board does not grant equity awards in anticipation of the release of MNPI and we have not timed the disclosure of MNPI for the purpose of affecting the value of executive compensation. Except as disclosed below, we did not grant any stock options, stock appreciation rights, or similar option-like instruments to our Named Executive Officers during a period beginning four business days before and ending one business day after the filing of any Company periodic report on Form
10-Q
or Form
10-K,
or the filing or furnishing of any Company current report on Form
8-K
(other than a current report on Form
8-K
disclosing a material new option award grant under Item 5.02(e) of that form) that disclosed any MNPI:

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/sh)	Grant Date Fair Value of the Award
Percentage Change in the Closing Market Price
of the Securities Underlying the Award
Between the Trading Day Ending Immediately
Prior to the Disclosure of Material Nonpublic
Information and the Trading Day Beginning
Immediately Following the Disclosure of
Material Nonpublic Information

Mr. Mahoney	3/1/2025	440,565	$14.41	$9.95	-1.96%
Mr. Harmon	3/1/2025	150,407	$14.41	$9.95	-1.96%
Ms. Tousignant	3/1/2025	124,072	$14.41	$9.95	-1.96%
Mr. Beetham	3/1/2025	225,814	$14.41	$9.95	-1.96%
Dr. Tripuraneni	3/10/2025	310,700	$15.58	$10.75	0.94%
Compensation Risk Assessment
Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices, and awards, and have concluded that our compensation policies, practices, and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that although a portion of the compensation provided to our Named Executive Officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our Named Executive Officers and other employees to remain focused on both short-term and long-term strategic goals, with oversight from our Board and the Compensation Committee. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Tax Considerations – Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to our “covered executive officers” (which include our CEO and our Chief Financial Officer), will not be deductible to the extent it exceeds $1 million. While the Compensation Committee considers the deductibility of awards as one factor in developing its recommendations on the compensation of our executive officers, including our Named Executive Officers, our Board and the Compensation Committee also consider other factors in making their decisions and recommendations, respectively, and retain the flexibility to award compensation that they determine to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement.

Members of the Viridian Therapeutics, Inc. Compensation Committee
Arlene Morris, Chair
Jeff Ajer
Jennifer Moses

2025 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs during the last three fiscal years ended December 31, 2025, 2024, and 2023, respectively (or such shorter period of the NEO’s service).

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)	Option awards(2) ($)	Nonequity incentive plan compensation(3) ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation(4) ($)	Total ($)
Stephen Mahoney, Chief Executive Officer (5)	2025	700,000	—	1,058,098	4,381,713	630,000	—	6,438	6,776,249
	2024	650,000	—	—	—	464,750	—	2,704	1,117,454
	2023	112,847	63,762	—	12,302,728	—	—	184	12,479,521
Seth Harmon, Chief Financial Officer	2025	480,000	—	361,230	1,495,898	288,000	—	17,651	2,642,779
	2024	419,600	123,000	—	—	218,192	—	9,867	770,659
	2023	241,427	372,200	—	5,930,567	—	—	4,332	6,548,526
Jennifer Tousignant, Chief Legal Officer (6)	2025	469,911	50,000	297,985	1,233,979	281,946	—	18,094	2,351,915
	2024	400,568	150,000	—	4,117,147	234,000	—	9,309	4,911,024
Thomas Beetham, Chief Operating Officer	2025	545,001	—	542,335	2,245,871	408,750	—	19,225	3,761,182
	2024	500,000	—	—	—	292,500	—	17,000	809,500
	2023	86,806	40,130	—	4,634,282	—	—	184	4,761,402
Dr. Radhika Tripuraneni (7)	2025	430,636	50,000	—	3,341,410	253,529	—	4,891	4,080,466

(1)

Amounts shown in this column represent the aggregate grant date fair value of RSUs granted during 2025, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”), disregarding the effects of estimated forfeitures. Amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted. No RSUs were granted to our named executive officers prior to 2025.

(2)

Amounts shown in this column reflect the aggregate grant date fair value of stock options to purchase common stock that were granted during the applicable fiscal year, in each case computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 12, “Share-Based Compensation” in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 26, 2026. Amounts shown do not reflect the dollar amounts, if any, that will be received by our Named Executive Officers under the stock options awards.

(3)

Amounts shown reflect payments under our 2025 Annual Bonus Plan. Please see “Annual Cash Bonuses” in the Compensation Discussion and Analysis section of this proxy statement for additional information.

(4)

The dollar amounts shown in this column for the fiscal year ended December 31, 2025 consist of: (i) $1,600 in technology and office stipends for Mr. Mahoney, Mr. Harmon, Ms. Tousignant, Mr. Beetham and Dr. Tripuraneni; (ii) Company-paid life and disability insurance premiums of $3,670 for Mr. Mahoney, $2,050 for Mr. Harmon, $2,493 for Ms. Tousignant, $3,624 for Mr. Beetham, and $1,523 for Dr. Tripuraneni; and (iii) Company matching contributions with respect to our 401(k) Plan of $1,166.67 for Mr. Mahoney, $14,000 for Mr. Harmon, $14,000 for Ms. Tousignant, $14,000 for Mr. Beetham, and $1,766.70 for Dr. Tripuraneni.

(5)	Each of Mr. Mahoney and Mr. Beetham commenced employment with us on October 30, 2023.
(6)	Ms. Tousignant commenced employment with us on February 16, 2024.
(6)	Dr. Tripuraneni commenced employment with us on March 10, 2025.

Grants of Plan-Based Awards for Fiscal Year 2025 Table

The following table shows potential payouts under our annual cash incentive awards and information regarding grants of equity awards that we made during the fiscal year ended December 31, 2025 to each of our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen Mahoney	—	—	$420,000	—	—	—	—	—
	3/3/2025	—	—	—	73,428	—	—	$1,058,097
	3/3/2025	—	—	—	—	440,565	$14.41	$4,381,712
Seth Harmon	—	—	$192,000	—	—	—	—	—
	3/3/2025	—	—	—	25,068	—	—	$361,230
	3/3/2025	—	—	—	—	150,407	$14.41	$1,495,898
Jennifer Tousignant	—	—	$187,964	—	—	—	—	—
	3/3/2025	—	—	—	20,679	—	—	$297,984
	3/3/2025	—	—	—	—	124,072	$14.41	$1,233,979
Thomas Beetham	—	—	$272,500	—	—	—	—	—
	3/3/2025	—	—	—	37,636	—	—	$542,335
	3/3/2025	—	—	—	—	225,814	$14.41	$2,245,871
Radhika Tripuraneni (3)	—	—	$169,019	—	—	—	—	—
	3/10/2025	—	—	—	—	—	$15.58	$3,341,409

(1)

Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our 2025 Annual Bonus Plan as discussed above in the Compensation Discussion and Analysis. Actual amounts earned under such awards are shown in footnote 3 to the 2025 Summary Compensation Table.

(2)	Reflects the grant date fair value of stock options to purchase common stock, as computed in accordance with FASB ASC Topic 718.
(3)

Dr. Tripuraneni’s 2025 target annual cash bonus opportunity was established in connection with her commencement of employment. Pursuant to the terms of her employment agreement, dated February 23, 2025, Dr. Tripuraneni was eligible to receive a pro-rata annual cash bonus payment with respect to 2025. Dr. Tripuraneni’s 2025 Target Payout Under Non-Equity Incentive Plan Awards reflects the prorated opportunity value.

Narrative Disclosure to 2025 Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2025 Table

Mahoney Employment Agreement

Mr. Mahoney has served as our President and Chief Executive Officer since October 2023. In connection with Mr. Mahoney’s appointment as President and Chief Executive Officer effective October 30, 2023, Mr. Mahoney entered into an employment agreement with the Company. Pursuant to the terms of his employment agreement, Mr. Mahoney is entitled to an annual base salary and target bonus opportunity, initially set at $650,000 and 55%

of his base salary, respectively, which is subject to adjustment from time to time by the Board and which has subsequently been increased, and is eligible to participate in, subject to applicable eligibility requirements, all of our benefits plans and fringe benefits and programs that may be provided to our senior executives from time to time.

Beetham Employment Agreement

Mr. Beetham has served as our Chief Operating Officer since October 2023. In connection with his appointment as Chief Operating Officer, Mr. Beetham entered into an employment agreement with the Company. Pursuant to the terms of his employment agreement, Mr. Beetham is entitled to an annual base salary and target bonus opportunity, set at $500,000 and 45% of his base salary, respectively, subject to adjustment from time to time by the Board, and is eligible to participate in, subject to applicable eligibility requirements, all of our benefits plans and fringe benefits and programs that may be provided to our senior executives from time to time.

Harmon Employment Agreement

Mr. Harmon has served as our Chief Financial Officer since January 2025 and our Principal Financial and Accounting Officer since September 2023. Mr. Harmon previously served as our Senior Vice President of Finance from May 2023 to December 2024. In connection with his commencement of employment by the Company, Mr. Harmon entered into an employment agreement with the Company, effective April 24, 2023, that was amended on September 28, 2023. Pursuant to the terms of his employment agreement, as amended, Mr. Harmon is entitled to an annual base salary and target bonus opportunity, initially set at $410,000 and 40% of his base salary, respectively, which is subject to adjustment from time to time by the Board and which base salary has subsequently been increased, and is eligible to participate in, subject to applicable eligibility requirements, all of our benefits plans and fringe benefits and programs that may be provided to our senior executives from time to time.

Tousignant Employment Agreement

Ms. Tousignant has served as our Chief Legal Officer since February 2024. In connection with her appointment as Chief Legal Officer, Ms. Tousignant entered into an employment agreement with the Company. Pursuant to the terms of her employment agreement, Ms. Tousignant is entitled to an annual base salary and target bonus opportunity, initially set at $450,000 and 40% of her base salary, respectively, which is subject to adjustment from time to time by the Board and which base salary has subsequently been increased, and is eligible to participate in, subject to applicable eligibility requirements, all of our benefits plans and fringe benefits and programs that may be provided to our senior executives from time to time.

Tripuraneni Employment Agreement

Dr. Tripuraneni has served as our Chief Medical Officer since March 2025. In connection with her appointment as Chief Medical Officer, Dr. Tripuraneni entered into an employment agreement with the Company. Pursuant to the terms of her employment agreement, Dr. Tripuraneni is entitled to an annual base salary and target bonus opportunity, set at $530,000 and 40% of her base salary, respectively, subject to adjustment from time to time by the Board, and is eligible to participate in, subject to applicable eligibility requirements, all of our benefits plans and fringe benefits and programs that may be provided to our senior executives from time to time. Dr. Tripuraneni was eligible to receive a pro-rata 2025 annual cash bonus payment.

Outstanding Equity Awards at 2025 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2025, for each of our Named Executive Officers.

				Option Awards(1)				Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Stephen Mahoney	3/3/2025	3/3/2025	(4)	82,605	357,960	$14.41	3/3/2035	—	—
	3/3/2025	3/3/2025	(5)	—	—	—	—	73,428	$2,285,079
	10/30/2023	10/30/2023	(3)	682,175	577,225	$13.02	10/30/2033	—	—
Seth Harmon	3/3/2025	3/3/2025	(4)	28,201	122,206	$14.41	3/3/2035	—	—
	3/3/2025	3/3/2025	(5)	—	—	—	—	25,068	$780,116
	11/10/2023	11/10/2023	(4)	140,625	129,375	$13.76	11/10/2033	—	—
	6/1/2023	5/22/2023	(3)	113,020	61,980	$24.50	6/1/2033	—	—
Jennifer Tousignant	3/3/2025	3/3/2025	(4)	23,263	100,809	$14.41	3/3/2035	—	—
	3/3/2025	3/3/2025	(5)	—	—	—	—	20,679	$643,530
	2/12/2024	2/12/2024	(3)	132,916	157,084	$19.68	2/12/2034	—	—
Thomas Beetham	3/3/2025	3/3/2025	(4)	42,340	183,474	$14.41	3/3/2035	—	—
	3/3/2025	3/3/2025	(5)	—	—	—	—	37,636	$1,171,232
	10/30/2023	10/30/2023	(3)	256,966	217,434	$13.02	10/30/2033	—	—
Radhika Tripuraneni	3/10/2025	3/10/2025	(3)	—	310,700	$15.58	3/10/2035	—	—
	7/1/2024	7/1/2024	(6)	40,000	—	$13.21	7/1/2034	—	—

(1)

The unvested shares subject to these option awards may be subject to accelerated vesting upon a qualifying termination of employment, see “Potential Payments Due Upon Termination of Employment or a Change-in-Control” below.

(2)	Amount is based on the closing market price of the Company’s common stock on December 31, 2025 of $31.12.
(3)

The option vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and then in monthly installments thereafter over the following three years, generally subject to continuous service through each applicable vesting date.

(4)	The option vests in equal monthly installments over the four-year period following the vesting commencement date, generally subject to continuous service through each applicable vesting date.
(5)	The award vests on an annual basis over four years in equal amounts on the anniversary of the grant date, generally subject to continuous service through each applicable vesting date.
(6)	The option was granted to Dr. Tripuraneni in connection with consulting services provided to the Company prior to her employment. The option was fully vested as of December 31, 2025.

Option Exercises and Stock Vested in 2025 Table

None of our Named Executive Officers exercised options to purchase our common stock during the fiscal year ended December 31, 2024. During this same period, there was no vesting of stock awards held by our Named Executive Officers.

Potential Payments Upon Termination of Employment or a Change-in-Control

We have entered into employment agreements with our Named Executive Officers pursuant to which we agreed to make certain payments to our executive officers upon termination of their employment or a change of control of the Company, as described below.

Stephen Mahoney

Under the terms of Mr. Mahoney’s employment agreement, as amended, upon a termination of his employment by the Company without “cause” or by Mr. Mahoney for “good reason” (each, as defined in the agreement), Mr. Mahoney will, subject to the execution of a release in favor of the Company and his compliance with certain restrictive covenants, be entitled to receive: (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 18 months, payable over the Company’s regular payroll schedule, (ii) reimbursement of COBRA coverage for up to 18 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage), and (iii) an additional 12 months of vesting credit with respect to the stock option award granted to him in 2023 in connection with his commencement of employment.

In the event of an involuntary termination in connection with a change in control, Mr. Mahoney will be entitled to receive (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 24 months, payable over the Company’s regular payroll schedule; (ii) reimbursement of COBRA coverage for up to 24 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage); (iii) the immediate vesting of all of his outstanding stock options and other equity awards that are subject to time-based vesting requirements; and (iv) payment of his Annual Performance Bonus (as defined in the executive’s employment agreement) at two times the full target amount, within thirty days after the effective date of the involuntary termination.

Thomas Beetham

Under the terms of Mr. Beetham’s employment agreement, as amended, upon a termination of his employment by the Company without “cause” or by Mr. Beetham for “good reason” (each, as defined in the agreement), Mr. Beetham will, subject to the execution of a release in favor of the Company and his compliance with certain restrictive covenants, be entitled to receive: (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule, (ii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage), and (iii) an additional 12 months of vesting credit with respect to the stock option award granted to him in 2023 in connection with his commencement of employment.

In the event of an involuntary termination in connection with a change in control, Mr. Beetham will be entitled to receive (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule; (ii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage); (iii) the immediate vesting of all of his outstanding stock options and other equity awards that are subject to time-based vesting requirements; and (iv) payment of his Annual Performance Bonus (as defined in the executive’s employment agreement) at the full target amount, within thirty days after the effective date of the involuntary termination.

Seth Harmon

Under the terms of Mr. Harmon’s employment agreement, as amended, upon a termination of his employment by the Company without “cause” or by Mr. Harmon for “good reason” (each, as defined in the agreement), Mr. Harmon will, subject to the execution of a release in favor of the Company and his compliance with certain restrictive covenants, be entitled to receive: (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule, (ii) an additional 12 months of vesting credit with respect to the stock option award granted to him in 2023 in connection with his commencement of employment, (iii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage), and (iv) a portion of his target bonus pro-rated to the portion of the calendar year worked at the time of termination.

In the event of an involuntary termination in connection with a change in control, Mr. Harmon will be entitled to receive (i) continued payment of his annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule; (ii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until he receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage); (iii) the immediate vesting of all of his outstanding stock options and other equity awards that are subject to time-based vesting requirements; and (iv) payment of his Annual Performance Bonus (as defined in the executive’s employment agreement) at the full target amount, within thirty days after the effective date of the involuntary termination.

Jennifer Tousignant

Under the terms of Ms. Tousignant’s employment agreement, upon a termination of her employment by the Company without “cause” or by Ms. Tousignant for “good reason” (each, as defined in the agreement), Ms. Tousignant will, subject to the execution of a release in favor of the Company and her compliance with certain restrictive covenants, be entitled to receive: (i) continued payment of her annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule, (ii) an additional 12 months of vesting credit with respect to the stock option award granted to her in 2024 in connection with her commencement of employment, and (iii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until she receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage).

In the event of an involuntary termination in connection with a change in control, Ms. Tousignant will be entitled to receive (i) continued payment of her annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule; (ii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until she receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage); (iii) the immediate vesting of all of her outstanding stock options and other equity awards that are subject to time-based vesting requirements; and (iv) payment of her Annual Performance Bonus (as defined in the executive’s employment agreement) at the full target amount, within thirty days after the effective date of the involuntary termination.

Radhika Tripuraneni, M.D.

Under the terms of Dr. Tripuraneni’s employment agreement, upon a termination of her employment by the Company without “cause” or by Dr. Tripuraneni for “good reason” (each, as defined in the agreement), Dr. Tripuraneni will, subject to the execution of a release in favor of the Company and her compliance with certain restrictive covenants, be entitled to receive: (i) continued payment of her annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule, (ii) an additional 12 months of vesting credit with respect to the stock option award granted to her in 2025 in connection with her commencement of employment, and (iii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until she receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage).

In the event of an involuntary termination in connection with a change in control, Dr. Tripuraneni will be entitled to receive (i) continued payment of her annual base salary in effect immediately prior to the termination for a period of 12 months, payable over the Company’s regular payroll schedule; (ii) reimbursement of COBRA coverage for up to 12 months (or, if sooner, until she receives substantially similar coverage from another employer or ceases to be eligible for COBRA coverage); (iii) the immediate vesting of all of her outstanding stock options and other equity awards that are subject to time-based vesting requirements; and (iv) payment of her Annual Performance Bonus (as defined in the executive’s employment agreement) at the full target amount, within thirty days after the effective date of the involuntary termination.

General

In addition, each Named Executive Officer’s employment agreement provides that if any payment or benefit he or she will or may receive from us would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such payment is to be equal to (i) the largest portion of the payment that would result in no portion of the payment (after reduction) being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the payment, whichever amount results in his or her receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the Excise Tax.

The following table sets forth the estimated potential payments upon termination or a change-in-control for our Named Executive Officers, based on the assumptions discussed above and assuming such event occurred on December 31, 2025, the last day business day of 2025:

Name	Executive Benefits and Payment upon Termination	Termination by Company without Cause or by Executive for Good Reason Absent a Change in Control ($)	Involuntary Termination by the Company or by Executive for Good Reason in Connection with a Change in Control ($)
Stephen Mahoney	Cash Severance Payment (1)	1,050,000	2,240,000
	Healthcare continuation	59,488	79,317
	Acceleration of equity vesting (2)	5,689,785	18,714,363

	Total	6,808,273	21,033,680

Seth Harmon	Cash Severance Payment (1)	480,000	672,000
	Healthcare continuation	39,659	39,659
	Acceleration of equity vesting (2)	289,625	5,478,436

	Total	809,284	6,190,095

Jennifer Tousignant	Cash Severance Payment (1)	469,910	657,874
	Healthcare continuation	39,659	39,659
	Acceleration of equity vesting (2)	829,400	4,125,090

	Total	1,338,969	4,822,623

Thomas Beetham	Cash Severance Payment (1)	545,000	817,500
	Healthcare continuation	39,659	39,659
	Acceleration of equity vesting (2)	2,146,660	8,172,638

	Total	2,731,319	9,029,797

Radhika Tripuraneni	Cash Severance Payment (1)	530,000	742,000
	Healthcare continuation (3)	—	—
	Acceleration of equity vesting (2)	2,112,368	4,828,278

	Total	2,642,368	5,570,278

(1)

Total cash severance payments include salary and, in connection with a change in control, payment of the Named Executive Officer’s annual cash bonus amount at target (or, in the case of Mr. Mahoney, two times target), as described above.

(2)

Represents the value of stock options and RSUs that would accelerate in the event of the Named Executive Officer’s termination of employment, as described above. Values for equity-based awards have been determined using the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2025 ($31.12), the last trading day of 2025.

(3)	Dr. Tripuraneni is not entitled to receive a healthcare continuation value, as she was not participating in Company health plans as of December 31, 2025.

Pay Ratio Disclosure

For 2025, we determined that the median of the annual total compensation of all of our employees, other than our CEO, Mr. Mahoney, was $439,114; Mr. Mahoney’s 2025 annual total compensation, as reported in the 2025 Summary Compensation Table above, was $6,776,249 and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than our CEO was 15.4 to 1.

To identify our median employee, we reviewed our employee population on December 31, 2025 and aggregated each employee’s 2025 base salary, annual bonus paid for 2025 performance, stock-based compensation granted in 2025 (based on grant date fair value), and other payments made in 2025. We annualized the compensation of employees who joined the Company during 2025. The annual total compensation of our median employee (other than the CEO) for 2025 was then determined in accordance with the SEC rules in the same manner that Mr. Mahoney’s compensation was determined for purposes of the 2025 Summary Compensation Table and compared to the total annual compensation for Mr. Mahoney as reported in the 2025 Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

Year	Summary Compensation Table Total for Ms. Rauch (1)	Compensation Actually Paid to Ms. Rauch (2)	Summary Compensation Table Total for Dr. Violin (1)	Compensation Actually Paid to Dr. Violin (2)	Summary Compensation Table Total for Mr. Myers (1)	Compensation Actually Paid to Mr. Myers (2)	Summary Compensation Table Total for Mr. Mahoney (1)	Compensation Actually Paid to Mr. Mahoney (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”) (5)	Peer Group TSR (6)	Net Income (6)
2025	—	—	—	—	—	—	$6,776,249	$18,846,808	$3,209,086	$7,296,272	$189.18	$124.75	$(342.6)
2024	—	—	—	—	—	—	$1,117,454	$(2,049,900)	$2,052,523	$788,907	$116.53	$93.49	$(269.9)
2023	—	—	$2,211,072	$(744,985)	$36,407,990	$6,248,440	$12,479,521	$22,376,680	$5,654,964	$8,294,872	$132.40	94.03	$(237.7)
2022	—	—	$4,646,740	$7,621,417	—	—	—	—	$2,067,217	$3,970,915	$177.57	89.90	$(129.9)
2021	$1,779,054	$1,961,634	$17,408,538	$14,862,020	—	—	—	—	$7,938,024	$7,613,295	$120.18	100.02	$(79.4)

(1)
The dollar amounts reported are the amounts of total compensation reported for (i) Ms. Rauch in the Summary Compensation Table for 2021 (the covered year during which she served as our principal executive officer), (ii) Dr. Violin in the Summary Compensation Table for 2021, 2022 and 2023 (the covered years during which he served as our principal executive officer), (iii) Mr. Myers in the Summary Compensation Table for 2023 (the covered year during which he served as our principal executive officer), and (iv) Mr. Mahoney in the Summary Compensation Table for 2023, 2024 and 2025 (the covered years during which he has served as our principal executive officer).

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, these amounts reflect the values reported in the “Total” column of the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2025 (Mr. Mahoney)
Summary Compensation Table Total	$6,776,249
Less, value of “Option Awards” and “Stock Awards” reported in Summary Compensation Table	($5,439,811)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$10,788,032
Plus, fair value as of vesting date of equity awards granted and vested in the year	$1,092,874
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$5,662,588
Plus (less), change in fair value from prior year end to the vesting date of equity awards granted in prior years that vested in the year	($33,124)
Less, prior year-end fair value for any equity awards forfeited in the year	—
Compensation Actually Paid to PEO	$18,846,808

(3)
The dollar amounts reported represent the average of the amounts reported for our Named Executive Officers as a group (excluding our Chief Executive Officers) in the “Total” column of the “Summary Compensation Table” in each applicable year. The names of each of the Named Executive Officers (excluding our Chief Executive Officers) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Mr. Beetham, Mr. Harmon, Ms. Tousignant, and Dr. Tripuraneni; (ii) for 2024, Mr. Beetham, Dr. Ciulla, Mr. Harmon, Dr. Katz and Ms. Tousignant; (iii) for 2023, Mr. Beetham and Mr. Harmon; (iv) for 2022, Mr. Humer and Dr. Katz; and (v) for 2021, Mr. Humer and Dr. Katz.

(4)
The dollar amounts reported represent the average amount of “compensation actually paid” to the Named Executive Officers as a group (excluding our Chief Executive Officers), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Named Executive Officers as a group (excluding our Chief Executive Officer) during the applicable year. In accordance with the SEC rules, these amounts reflect the values reported in the “Total” column of the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2025
Average Summary Compensation Table Total	$3,209,086
Less, average value of “Option Awards” and “Stock Awards” reported in Summary Compensation Table	($2,379,677)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$4,878,420
Plus, average fair value as of vesting date of equity awards granted and vested in the year	$310,265
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$1,349,730
Plus (less), average change in fair value from prior year end to the vesting date of equity awards granted in prior years that vested in the year	($71,552)
Less, prior year-end fair value for any equity awards forfeited in the year	—
Average Compensation Actually Paid to Non-PEO NEOs	$7,296,272

(5)
Cumulative total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.

(6)
Reflects the total shareholder return of the Nasdaq Biotechnology Total Return Index, which is the same peer group used for purposes of Item 201(e) of Regulation
S-K,
from December 31, 2020 through the last trading day for the applicable fiscal year in the table, assuming reinvestment of dividends.

(7)	The dollar amounts reported represent the amount of net income, in millions, reflected in the Company’s audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
The Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several
non-financial
performance measures to align executive compensation with Company performance, the Company does not use any financial performance measures to link compensation actually paid to the Company’s Named Executive Officers. As a result, the Company is not presenting a “company-selected measure” as part of this Pay Versus Performance Table, as further described below. The non-financial
measures utilized by the Company are not presented in the Pay Versus Performance Table. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

Compensation Actually Paid and Company Cumulative TSR and Peer Group Cumulative TSR

*	Compensation actually paid in thousands
Compensation Actually Paid and Net Income (Loss)

*	Compensation actually paid and net income (loss) in thousands
Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, the Company’s executive co mpen
sation program is guided by our overarching philosophy of tying the compensation of our executive officers to key, measurable short-term goals designed to drive stockholder value and granting long-term equity awards that will provide value when our stock price increases. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns our executive officers’ interests with those of our stockholders. The Company does not currently use any financial performance measures to link executive compensation actually paid to our performance and therefore does not have a company selected measure, or other important financial performance measures, for purposes of the Pay versus Performance disclosure, that is not otherwise required to be disclosed in the table above.

Non-Employee
Director Compensation
Annual Compensation
The Company’s
non-employee
director cash and equity compensation policy specifies that during the
12-month
period following the date of each annual meeting, each
non-employee
director is paid an annual cash retainer of $40,000 for his or her service on our Board; the non-employee
chairperson of the Board is paid an additional annual cash retainer of $32,500. The annual cash retainer for members of our Board was increased to $45,000, with an additional cash retainer of $30,000 paid to the chairperson of the Board, effective January 1, 2026. This increase was recommended by Compensia based on market data of the Company’s peers.
In addition to the annual retainer described above, each
non-employee
director who serves as a chair or member of our Audit Committee, Compensation Committee, Nominating Committee and Science Committee is paid an annual fee during the
12-month
period following the date of each annual meeting of the Company’s stockholders. For 2025, the fees were as follows:

	Member Annual Fee ($)	Chairperson Annual Fee ($)
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating Committee	5,000	10,000
Science Committee	7,500	15,000
Equity Awards Granted Upon Annual
Re-Election
to the Board
In addition to the compensation described above, during 2025, each non-employee
member of our Board received an option grant to purchase 21,000 shares of our common stock (subject to adjustment for stock splits and similar matters) after our 2025 Annual Meeting of Stockholders, with an exercise price equal to the closing price of a share of our common stock on such date. Effective as of January 1, 2026, each non-employee
member of our Board will receive an option to purchase shares of our common stock with an equity award value of $358,600, after each Annual Meeting of Stockholders, with an exercise price equal to the closing price of a share of our common stock on such date. Each equity grant will vest in full on the earlier of the one-year
anniversary of the date of grant or our next annual meeting, subject to the non-employee
director’s continued service through each applicable vesting date. The change to a value-based grant was recommended by Compensia based on market data of the Company’s peers.
Equity Awards Granted Upon Appointment to the Board
Each new
non-employee
director elected or appointed to our Board is eligible to receive an initial equity grant of options to purchase 42,000 shares of our common stock (subject to adjustment for stock splits and similar matters) upon appointment or election with an exercise price equal to the closing price of a share of our common stock on such date. Effective as of January 1, 2026, each non-employee
member of our Board will receive an option to purchase shares of our common stock with an equity award value of $717,200, upon appointment or election, with an exercise price equal to the closing price of a share of our common stock on such date. Each such option grant is eligible to vest in 36 equal monthly installments, subject to the non-employee
director’s continued service through each applicable vesting date. The change to a value-based grant was recommended by Compensia based on market data of the Company’s peers.

Fiscal Year 2025
Non-Employee
Director Compensation Table
The following table shows the compensation earned in 2025 by the non-employee
directors who served on the Board during such year. Mr. Mahoney did not receive any additional compensation for his 2025 Board service. For additional information on the 2025 compensation of Mr. Mahoney, see the “Executive Compensation” section above.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Dr. Sarah Gheuens	47,500	201,402	248,902
Christopher Cain(2)	57,500	653,089	710,589
Tomas Kiselak(2)	92,500	201,402	293,902
Arlene M. Morris	70,000	201,402	271,402
Jennifer K. Moses	67,500	201,402	268,902
Jeff Ajer	57,500	540,746	598,246

(1)
The values set forth in this column do not reflect dollar amounts actually received by our non-employee
directors and instead, in accordance with the SEC rules, are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 12, “Share-Based Compensation” in our audited consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2025, as filed with the SEC on February 26, 2026. As of December 31, 2025, each of our non-employee
directors held the following number of options to purchase shares of our common stock: Dr. Gheuens, 82,000 options, Mr. Cain, 63,000 options, Mr. Kiselak, 113,600 options, Ms. Morris, 116,800 options, Ms. Moses, 99,500 options, and Mr. Ajer, 63,000 options.

(2)
All or a portion of such director’s fees are remitted directly to Fairmount and such director is obligated to turn over to Fairmount any net cash or stock received from the options pursuant to their arrangement with Fairmount. The director disclaims beneficial ownership of the options and underlying shares.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. At our 2020 Annual Meeting of Stockholders, our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis following a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-on-Frequency” vote). In recognition of this preference and other factors considered, our Board determined that we would hold annual Say-on-Pay votes until the next Say-on-Frequency vote. As described in Proposal 4 below, this year’s Annual Meeting includes a Say-on-Frequency vote, and the frequency of future Say-on-Pay votes will be determined by the Board following that vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We have designed our executive compensation program to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value.

The compensation of our Named Executive Officers subject to the vote is disclosed in the “Executive and Director Compensation” section in this Proxy Statement.

Accordingly, the Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis discussion above, and the associated compensation tables and narrative discussion, is hereby APPROVED.”

This vote is advisory, and it is not binding on the Board and the Compensation Committee. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Board Recommendation

The Board recommends a non-binding advisory vote “FOR” the approval of the compensation of the Company’s NEOs.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION EQUITY COMPENSATION PLAN INFORMATION

The Board is asking stockholders to vote, on a non-binding advisory basis, on how frequently we should present to stockholders the advisory vote on named executive officer compensation (the so-called “Say-on-Pay” vote). We are required to submit to a stockholder vote at least once every six years whether Say-on-Pay votes should be presented every one, two or three years.

Stockholders will specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. After careful consideration of the frequency alternatives, the Board believes that a ONE YEAR frequency for conducting Say-on-Pay votes is appropriate for the Company and its stockholders at this time.

Although the vote we are asking you to cast is advisory and non-binding, the Compensation Committee and the Board will consider the outcome of the vote, among other factors, when determining the frequency of future Say-on-Pay votes.

Board Recommendation

The Board recommends a vote for the option of “ONE YEAR” on the frequency for future advisory votes on the compensation paid to named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our equity compensation plans as of December 31, 2025. As of such date, we had outstanding awards under four equity compensation plans: our 2008 Equity Incentive Plan, our Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”), our 2020 Equity Incentive Plan and our 2016 Employee Stock Purchase Plan (the “ESPP”). We also had outstanding stock option awards granted outside of our equity plans as inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders (2)	7,781,700	(3)	$16.04	12,247,537	(4)
Equity compensation plans not approved by security holders	7,751,302	(3)	$17.50	—

Total	15,533,002		$16.82	12,247,537

(1)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.
(2)

The equity compensation plans approved by security holders are described in Note 12, “Share-Based Compensation” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 26, 2026.

(3)	Represents outstanding options, restricted stock units or warrants to purchase shares of common stock.
(4)

Represents 10,247,537 shares of common stock available for issuance under our 2016 Plan and 2,000,000 shares of common stock available for issuance under our ESPP. Our ESPP includes an “evergreen” feature, which provides that an additional number of shares was automatically added to the shares reserved for issuance under such equity incentive plan on January 1 of each year, beginning on January 1, 2018 and ending on (and including) January 1, 2026. The number of shares added each calendar year was equal to the lesser of: (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 24,518 shares of our common stock or (iii) a lesser number of shares determined by the Board.

Inducement Awards

In 2025, the Company granted stock options outside of its equity incentive plans to certain employees to induce them to accept employment with the Company. The terms and conditions of the Inducement Awards are substantially similar to those awards granted under the Company’s equity incentive plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the extent known by us or ascertainable from public filings, regarding beneficial ownership of our common stock as of March 31, 2026 by:

•	each of our directors and director nominees;

•	each of our NEOs;

•	all of our current directors and current executive officers as a group; and

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. Due to certain conversion limitations on our preferred stock, certain shares of underlying common stock have been excluded from the beneficial ownership set forth below. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Percentage Ownership” in the table below is based on 102,458,094 shares outstanding as of March 31, 2026 (plus any shares that such person has the right to acquire within 60 days after the date of this table). Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name	Number of Shares Beneficially Owned	Percentage Ownership
5% or Greater Stockholders
Entities affiliated with Fairmount Funds Management LLC (1)	16,025,330	15.7%
Entities affiliated with FMR LLC (2)	7,625,542	7.5%
Directors, Nominees, and Named Executive Officers
Stephen Mahoney (3)	1,016,882	*
Jeff Ajer (4)	15,166	*
Christopher Cain (5)(6)	16,333	*
Dr. Sarah Gheuens (7)	56,555	*
Tomas Kiselak (6)(8)	92,600	*
Arlene M. Morris (9)	95,800	*
Jennifer K. Moses (10)	78,500	*
Thomas Beetham (11)	402,371	*
Dr. Radhika Tripuraneni (12)	134,611	*
Seth Harmon (13)	362,270	*
Jennifer Tousignant (14)	212,945	*
All current directors and current executive officers as a group (11 persons) (15)	2,484,033	2.4%

*	Represents beneficial ownership of less than one percent.
(1)

Based solely upon a Schedule 13D/A filed on October 27, 2025. Consists of (i) 3,914,458 shares of Common Stock held by Fairmount Healthcare Fund II LP (“Fund II”), and (ii) an aggregate of 12,110,872 shares of common stock issuable upon conversion of 133,191 shares of Series A Preferred Stock and 48,463 shares of Series B Preferred Stock, the conversion of each of which is subject to a beneficial ownership limitation of 19.99% of the outstanding common stock. Fairmount Healthcare Fund II GP LLC (“Fairmount

GP II”) serves as the general partner of Fund II and Fairmount Funds Management LLC (“Fairmount”) serves as the investment manager of Fund II, and each holds shared voting and dispositive power with respect to the securities held by Fund II. Fund II disclaims beneficial ownership of the securities as it has divested itself of voting and investment power over the securities it holds. Fairmount disclaims beneficial ownership other than for purposes of Section 13(d) of the Exchange Act. The address of each of the entities listed above is 200 Barr Harbor Drive, Suite 400, West Conshohocken, Pennsylvania 19428.
(2)

Based solely upon a Schedule 13G filed on January 10, 2024 by FMR LLC (“FMR”) and Abigail P. Johnson. Consists of (i) 7,624,631 shares over which FMR holds sole voting power, (ii) 7,625,542 shares over which FMR holds sole dispositive power, (iii) no shares over which Ms. Johnson holds sole voting power and (iv) 7,625,542 shares over which Ms. Johnson holds sole dispositive power. Ms. Johnson is a director, the Chairman and Chief Executive Officer of FMR. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The business address of the person and entity listed above is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Consists of (i) 33,349 shares and (ii) 983,533 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(4)	Consists of 15,166 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(5)	Consists of 16,333 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(6)

Each of Messrs. Cain and Kiselak holds such options for one or more investment vehicles managed by Fairmount (each, a “Fairmount Fund”). The options were granted to each of Messrs. Cain and Kiselak in connection with their service as members of our Board. Pursuant to their arrangements with Fairmount, each of Messrs. Cain and Kiselak is obligated to turn over to Fairmount any net cash or stock received from the options for the benefit of such Fairmount Fund. Each of Messrs. Cain and Kiselak disclaims beneficial ownership of the options and underlying shares.

(7)	Consists of 56,555 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(8)	Consists of 92,600 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(9)	Consists of 95,800 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(10)	Consists of 78,500 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(11)	Consists of (i) 13,361 shares and (ii) 389,010 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(12)	Consists of 134,611 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(13)	Consists of (i) 7,850 shares and (ii) 354,420 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(14)	Consists of (i) 3,494 shares and (ii) 209,451 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.
(15)	Consists of (i) 58,054 shares and (ii) 2,425,979 shares underlying options that are exercisable as of March 31, 2026 or will become exercisable within 60 days after such date.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4, and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2025, we believe that all of our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds or is expected to $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

In addition to the director and executive officer compensation arrangements discussed above in “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation,” since January 1, 2025, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our capital stock, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Paragon Agreements

In January 2022, we and Paragon Therapeutics, Inc. (“Paragon”) entered into an antibody and discovery option agreement (the “Paragon Research Agreement”) under which we and Paragon will cooperate to develop one or more proteins or antibodies. Additionally, Paragon agreed to grant us an option for an exclusive license to all of Paragon’s right, title and interest in and to certain technology, and a non-exclusive license to certain background intellectual property owned by Paragon solely to research, develop, make, use, sell, offer for sale and import of the licensed intellectual property and resulting products worldwide (each, an “Option” and together, the “Options”). This structure provides the right to exercise the Option with respect to specified programs (“Programs”) under specific terms. In consideration for Paragon’s grant of the Options to us, we paid to Paragon a one-time fee of $2.5 million. In December 2022, we and Paragon entered into a first amendment to the Paragon Research Agreement, under which we obtained an additional limited license for the purpose of conducting certain activities. In consideration for the rights and licenses obtained under the first amendment, we paid Paragon a non-refundable fee of $2.3 million (the “First Amendment Payment”). The upfront fee and the First Amendment Payment are separate from any development costs or cost advance paid or owing with respect to the specified program.

In October 2023, we entered into a License Agreement with Paragon (the “Paragon License Agreement”) as a result of exercising our Option under the Paragon Agreement to obtain exclusive licenses to develop, manufacture and commercialize certain antibodies, proteins and associated products. In connection with the execution of the Paragon License Agreement, we made an initial payment of $5.3 million.

In January 2024, we entered into a letter agreement with Paragon pursuant to which Paragon agreed to continue to perform development activities under the existing Paragon Research Agreement and Paragon License Agreement, which we renewed in July 2024. In consideration for the development activities to be conducted by Paragon, we will reimburse Paragon for actual development costs incurred and agreed upon development fees in exchange for Paragon’s commitment of the necessary personnel and resources to perform these activities. In September 2024, we entered into a second amendment to the Paragon Research Agreement to include additional development activities to be performed by Paragon. Under the amended Paragon Research Agreement, we were obligated to make a one-time non-refundable payment of $3.5 million to Paragon following the achievement of certain research and development objectives. We achieved such objectives in February 2025 and the $3.5 million payment was recorded as research and development expense during the three months ended March 31, 2025. In addition, upon achievement of a milestone in February 2025, the Company recorded $1.0 million milestone payable to Paragon to research and development expense during the three months ended March 31, 2025.

In September 2024, we entered into the Amended and Restated License Agreement with Paragon (the “Amended Paragon License Agreement”) which amended and restated the Paragon License Agreement. In connection with the execution of the Amended Paragon License Agreement, we paid Paragon a non-refundable fee of $4.0 million in September 2024. In consideration for rights granted by Paragon, we are obligated to make certain future milestone payments of up to $16.0 million on a program-by-program basis upon the achievement of specified clinical and regulatory milestones, with total milestone payments under all programs not to exceed $40.0 million. Additionally, if we develop a product utilizing certain intellectual property rights granted to it under the Amended Paragon License Agreement, we are obligated to pay Paragon potential additional future development milestone payments of up to $3.1 million and commercial milestone payments of up to $17.0 million with respect to such product. If we successfully commercialize any product candidate subject to the Amended Paragon License Agreement, it is responsible for royalty payments equal to a percentage in the mid-single digits of such product’s net sales.

The Paragon Agreements may be considered related party transactions because Fairmount beneficially owns more than 5% of our capital stock, has two seats on our Board and is also a 5% or greater stockholder of Paragon, which is a joint venture between Fairmount and FairJourney Biologics, and has appointed the sole director on Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers. Our agreements with Paragon were negotiated on an arm’s-length basis and are market rate transactions on terms that we believe are no less favorable than would have been reached with an unrelated third party.

OTHER MATTERS

The board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Stockholder Proposals for Inclusion in 2027 Proxy Materials

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2027 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by us at our principal executive offices no later than December 18, 2026, and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2027 Annual Meeting, but not for Inclusion in Proxy Statement

As set forth in our Bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2027 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 90th day and no later than the 60th day before the anniversary of the last annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than the close of business on the 70th day prior to such annual meeting or the close of business on the 10th day following the date on which the first public announcement of the date of such annual meeting of stockholders is made by the Company. However, in no event shall the public announcement of the new meeting date commence a new notice time period (or extend any notice time period). Therefore, unless the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than March 4, 2027 and no later than April 3, 2027. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. Additionally, any stockholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2025, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (617) 272-4600, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including exhibits, upon the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

SCAN TO VIEW MATERIALS & VOTE w VIRIDIAN THERAPEUTICS, INC. VOTE BY INTERNET 221 CRESCENT STREET, SUITE 103A Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above WALTHAM, MA 02453 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VRDN2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V90119-P47649 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIRIDIAN THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3, and 1 YEAR on Proposal 4. 1. To elect the two Class II director nominees to serve until the 2029 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. Nominees: For Withhold 1a. Tomas Kiselak ! ! 1b. Jennifer K. Moses ! ! For Against Abstain 2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. ! ! ! 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. ! ! ! 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the frequency of holding an advisory vote on the compensation of the Company’s named executive officers. ! ! ! ! NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: THE PROXY STATEMENT, NOTICE, AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM. V90120-P47649 VIRIDIAN THERAPEUTICS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 2026 2:00 PM, EASTERN TIME THE STOCKHOLDER(S) HEREBY APPOINT(S) STEPHEN MAHONEY, SETH HARMON AND JENNIFER TOUSIGNANT, AND EACH OF THEM, AS PROXIES AND ATTORNEYS-IN-FACT, EACH WITH THE POWER TO ACT WITHOUT THE OTHERS AND WITH THE POWER TO APPOINT HIS OR HER SUBSTITUTE, AND HEREBY AUTHORIZE(S) THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE OF THIS FORM, ALL OF THE SHARES OF COMMON STOCK OF VIRIDIAN THERAPEUTICS, INC. THAT THE STOCKHOLDER(S) IS/ARE ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 2:00 PM, EASTERN TIME ON JUNE 2, 2026, ONLINE VIA LIVE AUDIO WEBCAST AT WWW.VIRTUALSHAREHOLDERMEETING.COM/VRDN2026, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS FORM ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THE PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. CONTINUED AND TO BE SIGNED ON REVERSE SIDE